SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☒	Preliminary proxy statement

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST CITIZENS BANCORPORATION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

$2,561

(2)	Form, Schedule or Registration Statement no.:

Schedule 13E-3

(3)	Filing Party:

First Citizens Bancorporation, Inc.

(4)	Date Filed:

October 14, 2005

FIRST CITIZENS BANCORPORATION, INC.

1225 Lady Street

Columbia, South Carolina 29201

            , 2005

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders, which will be held at             p.m. on             , 2005, in the third floor Board Room of the First Citizens Service Center located at 1314 Park Street, Columbia, South Carolina. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on an Agreement and Plan of Reorganization (the “Plan”) that is designed to take First Citizens Bancorporation, Inc. (the “Company”) private by reducing its number of voting common stock shareholders of record below 300. Once the Company is a private company, the Company expects to realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

The Plan provides for the merger of FCB Interim Corporation (“Interim”) with and into the Company, with the Company surviving the merger (the “Reorganization”). Interim is a new South Carolina corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders, other than our directors, owning 170 or fewer shares of the Company’s voting common stock of record will receive $735.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

Our principal reasons for effecting the Reorganization are the cost savings of approximately $1.34 million per year that we expect to experience as a result of the deregistration of our stock under the Securities Exchange Act of 1934 and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our voting common stock. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our stock, principally as a result of the thin trading market for our stock.

We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. This date will also serve as the record date for determining the ownership of shares for purposes of the Reorganization.

The board of directors has established             , 2005 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by             , 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

The board of directors has determined that the Plan is fair to the Company’s unaffiliated shareholders, and has voted in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.

Sincerely,

/s/ Jim Apple
Chairman of the Board and President

Do not send stock certificates to the Company for exchange at this time. If the Reorganization is approved, the Company will send you a transmittal letter with instructions on exchanging your stock certificate(s) for any cash payment due to you.

FIRST CITIZENS BANCORPORATION, INC.

1225 Lady Street

Columbia, South Carolina 29201

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                 , 2005

The special meeting of shareholders of First Citizens Bancorporation, Inc. (the “Company”) will be held at             p.m. on                 , 2005, in the third floor Board Room of the First Citizens Service Center located at 1314 Park Street, Columbia, South Carolina, for the following purposes:

(1)	To vote on an Agreement and Plan of Reorganization providing for the merger of FCB Interim Corporation with and into the Company, with the Company surviving the merger and the record holders of 170 or fewer shares of the Company’s voting common stock receiving $735.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy statement; and

(2)	To transact any other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR approval of the Plan.

The Company’s shareholders are entitled to statutory dissenters’ rights under the Plan. If the Company’s shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the “fair value” of their shares of stock if they comply with the provisions of Chapter 13 of the South Carolina Business Corporation Act regarding the rights of dissenting shareholders. We have attached a copy of Chapter 13 of the South Carolina Business Corporation Act as Appendix B to the accompanying proxy statement.

The board of directors has set the close of business on                 , 2005 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ Jim Apple
Chairman of the Board and President

                , 2005

FIRST CITIZENS BANCORPORATION, INC.

1225 Lady Street

Columbia, South Carolina 29201

PROXY STATEMENT

For Special Meeting of Shareholders

To Be Held on                     , 2005

The board of directors of First Citizens Bancorporation, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, shareholders will vote on an Agreement and Plan of Reorganization (the “Plan”) that is designed to take the Company private by reducing its number of voting common stock shareholders of record below 300.

The board of directors of the Company has determined that it is in the best interests of the Company and its shareholders to effect a reorganization that will permit the Company to become a private company. Once private, the Company will realize significant cost savings by terminating the registration of its stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and its related reporting obligations.

The Plan provides for the merger of FCB Interim Corporation (“Interim”) with and into the Company, with the Company surviving the merger. Interim is a new South Carolina corporation formed solely to effect the Reorganization. In the Reorganization, shareholders, other than our directors, owning 170 or fewer shares of the Company’s voting common stock of record will receive $735.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

This proxy statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire proxy statement carefully.

The board of directors has determined that the Plan is fair to the Company’s unaffiliated shareholders and has approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of two-thirds of the votes entitled to be cast on the Plan. The current directors, executive officers and other affiliates of the Company beneficially own approximately 66.43% of our voting stock, and all, other than North State Trustees, have indicated that they intend to vote their shares in favor of the Plan.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Plan or the transactions contemplated thereby or determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Plan or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is                     , 2005. We first mailed this proxy statement to the shareholders of the Company on or about that date.

IMPORTANT NOTICES

Our stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reorganization is effected.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to the Company and its wholly-owned subsidiaries, collectively, unless the context indicates otherwise.

i

***

APPENDIX A	AGREEMENT AND PLAN OF REORGANIZATION

APPENDIX B	CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT

APPENDIX C	OPINION OF INDEPENDENT FINANCIAL ADVISOR

ii

SUMMARY TERM SHEET

The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

•	Structure of the Reorganization. The Plan provides for the merger of Interim with and into the Company, with the Company surviving the merger. Interim is a new South Carolina corporation formed solely to effect the Reorganization. In the Reorganization, shareholders, other than our directors, owning 170 or fewer shares of the Company’s voting common stock will receive $735.00 in cash for each share that they own on the effective date of the Reorganization. Because under South Carolina law each of our directors must own a certain amount of our stock in order to be eligible to serve as a director, and we believe it important for all of our directors to continue in office, we excluded shares owned by our directors from the cash-out requirement under the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

•	Determination of Shares “Held of Record.” A shareholder who owns 170 or fewer shares of the Company’s voting common stock “of record” will receive $735.00 per share in cash in the Reorganization, while a record holder of more than 170 shares will be unaffected. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. As a result, a single shareholder with more than 170 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 170 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 170 shares, or acquire additional shares in the market prior to the effective date of the Reorganization.

Shares represented by multiple certificates that are held in a single record holder’s name will be aggregated in determining the total number of shares held by the particular record holder.

Additionally, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control or beneficial ownership of the shares. As a result, any shareholder that holds shares through a broker who holds an aggregate of more than 170 shares will not be entitled to receive cash for his or her shares regardless of the number of shares owned by the individual shareholder. Any shareholder who holds 170 or fewer shares in street name who would like to ensure that he or she will receive cash may transfer his or her shares out of street name to his or her individual name.

•	Effects of the Reorganization on Shareholders. See “Special Factors—Effects of the Reorganization on Affiliates” on page 12 and “—Effects of the Reorganization on Shareholders Generally” on page 12 for additional information about the effects of the Reorganization on shareholders, including:

For shareholders who retain their shares in the Reorganization

•	decreased liquidity in the Company’s voting common stock;

•	decreased access to publicly available information about the Company;

•	a reduction in book value;

•	an increase in earnings per share for the year ended December 31, 2004 on a pro forma basis compared to historical earnings per share for the year ended December 31, 2004;

•	an increase in earnings per share for the six months ended June 30, 2005 on a pro forma basis compared to historical earnings per share for the six months ended June 30, 2005; and

•	a slight increase in their respective percentage ownership of our voting common stock.

For shareholders receiving cash in the Reorganization:

•	receipt of $735.00 per share in cash;

•	loss of their equity and voting interest in the Company;

•	loss of dividend payments;

•	federal income tax liability for any cash received in the Reorganization; and

•	liquidation of a relatively illiquid ownership interest in the Company.

Additional effects on affiliated shareholders (directors, executive officers and 5% shareholders):

•	excluding shares of directors from the cash purchase;

•	elimination of individual reporting obligations under federal securities laws;

•	elimination of a “safe harbor” for dispositions of their shares under federal securities laws; and

•	slight consolidation of affiliate ownership of voting stock (from approximately 66.43% to 68.62% of shares outstanding).

•	Effects of the Reorganization on the Company. As a result of the Reorganization we expect:

•	Our number of record shareholders of our voting common stock, measured as of September 30, 2005, will be reduced from approximately 994 to approximately 224, and the number of outstanding shares of the Company’s voting common stock will decrease from approximately 862,505 to approximately 832,911, resulting in a decrease in the number of such shares that will be available for purchase and sale in the market;

•	We will be entitled to terminate the registration of our stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company;

•	The book value per share of the Company’s common stock as of June 30, 2005 on a historical basis will be reduced by approximately 2.47%, from approximately $429.31 to approximately $418.72 on a pro forma basis;

•	Earnings per share of the Company’s common stock on a historical basis for the year ended December 31, 2004 will be increased by approximately 1.65%, from approximately $40.52 to $41.19 on a pro forma basis, with earnings per share for the six months ended June 30, 2005 increasing from $23.44 on a historical basis to $23.83 on a pro forma basis;

•	Our shareholders’ equity as of June 30, 2005 will be reduced by approximately 5.63%, from $389.02 million on a historical basis to approximately $367.12 million on a pro forma basis. Our total risk-based regulatory capital will decrease from $525.60 million on a historical basis to approximately $503.51 million on a pro forma basis, but we will maintain our “well capitalized” status for regulatory purposes; and

•	The percentage ownership of the Company’s voting common stock beneficially owned by its executive officers, directors and other affiliates as a group will increase from approximately 69.85% to 72.33%.

See page 11 for a more detailed description of these effects.

•	Reasons for the Reorganization. Our principal reasons for effecting the Reorganization are:

•	the cost savings of approximately $1.34 million per year that we expect to experience as a result of the deregistration of our stock under the Securities Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our voting common stock; and

•	our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our stock, principally as a result of the thin trading market for our stock.

See page 9 for more detailed information.

•

Fairness of the Reorganization.    We believe that the Reorganization is fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. The board of directors has approved the Plan and the transactions contemplated thereby. The board’s opinion is based on several factors, which are summarized beginning on page 17. These factors include:

•	Independent Valuation: According to an independent valuation prepared by Ryan Beck & Co., Inc. (“Ryan Beck”), the fair value of the Company’s voting common stock as of September 2, 2005 was between $700.00 to $770.00 per share.

•	Opinion of Independent Financial Advisor: Ryan Beck has delivered its opinion to our board of directors that the $735.00 per-share price to be paid in the Reorganization is fair, from a financial point of view, to the Company’s shareholders who will be partially or fully cashed out as a result of the Reorganization. A copy of the opinion is attached as Appendix C. See “Special Factors—Opinion of Independent Financial Advisor” on page 21 for additional information.

•	Premium to Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.71 times the Company’s June 30, 2005 book value per share, representing a 71.20% premium.

•	Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 18.14 times the Company’s historical earnings per common share for the year ended December 31, 2004 and a multiple of 15.68 times the Company’s annualized historical earnings per common share for the six months ended June 30, 2005.

•	Historical Market Prices of the Company’s Common Stock: Although our stock is traded on the Nasdaq over-the-counter bulletin board, there is only a limited trading market for our stock. The closing prices of our voting common stock over the past two years have ranged from $383.60 to $560.00 per share, with trades during the first, second and third quarters of 2005 ranging from $520.00 to $685.00. The closing price of the Company’s voting common stock on , 2005, the last business day before we filed the preliminary proxy statement, was $ . See “Information about the Company and its Affiliates—Recent Affiliate Transactions in the Company’s Stock” on page 41, “—Stock Purchases by the Company” on page 43, and “—Market for Common Stock and Dividends” on page 44 for more specific information regarding prices at which our shares have been sold.

•	Liquidity Provided: The Reorganization will provide liquidity to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the limited trading market for our stock.

•	Effectiveness of the Reorganization. The Reorganization will not be effected unless and until the Company’s shareholders approve the Reorganization. Assuming this occurs, as shortly thereafter as is practicable, the Company will file articles or a certificate of merger with the South Carolina Secretary of State and thereby effect the Reorganization. We anticipate that the Reorganization will be effected in the fourth quarter of 2005 or first quarter of 2006. See page 32 for more detailed information.

•	Financing for the Reorganization. We estimate that approximately $21.75 million will be required to pay for the shares of the Company’s voting common stock exchanged for cash in the Reorganization and that the expenses related to the Reorganization will be approximately $150,000. We intend to finance the Reorganization with available cash. At June 30, 2005, we had approximately $311.20 million in cash and cash equivalents. See “Description of the Plan—Source of Funds and Expenses” on page 34 for a description of the estimated expenses.

•	Dissenters’ Rights. Shareholders are entitled to dissenters’ rights in connection with the approval of the Plan. See page 34 and Appendix B for additional information.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about             , 2005 to all shareholders entitled to vote. The record date for those entitled to vote is             , 2005. On that date, there were              shares of our voting common stock plus              shares of our voting preferred stock outstanding. Shareholders are entitled to one vote for each share of voting common stock or voting preferred stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on , 2005, in the third floor Board Room of the First Citizens Service Center located at 1314 Park Street, Columbia, South Carolina, at p.m. Eastern Time.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common and preferred stock may attend the special meeting in person. However, only holders of our voting common and voting preferred stock of record as of , 2005 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	The proposal to approve the Plan must receive the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the Plan. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:	Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of the Company and its shareholders as a whole. Our board of directors has therefore approved the Plan and all transactions contemplated thereby and recommends that you vote “FOR” approval of the Plan.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Plan.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	If I am receiving cash in the Reorganization, when will I get my money?

A:	After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your stock certificate for cash. After you sign the forms provided and return your stock certificate, we will send you your cash.

Q:	I do not know where my stock certificate is. How will I get my cash?

A:	The materials we will send you will include an affidavit that you will need to sign attesting to the loss of your certificate. We may require that you provide a bond to cover any potential loss to the Company.

Q:	Will I have dissenters’ rights in connection with the Reorganization?

A:	Yes. Please see “Information Regarding the Special Meeting of Shareholders—Dissenters’ Rights” and Appendix B for a discussion of dissenters’ rights in connection with the Reorganization.

Q:	What if I have questions about Reorganization or the voting process?

A:	Please direct any questions about the Reorganization or the voting process to Craig L. Nix at (803) 733-2659.

SPECIAL FACTORS

Purpose of the Reorganization

The primary purpose of the Reorganization is to enable us to terminate the registration of our stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our shareholders informed as to our business and financial status after the Reorganization, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of voting common shares.

As of September 30, 2005, the Company had approximately 994 record shareholders of its voting common stock but approximately 96.57% of the outstanding shares as of that date were held by approximately 224 shareholders. As a result, there is a limited market for the Company’s shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our voting common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting our internal controls in preparation for an audit to be filed with the SEC.

After the Reorganization, we intend to keep our shareholders informed about our business and financial condition by delivering annual audited consolidated financial statements. Moreover, our business operations are primarily conducted through our banking subsidiaries, First Citizens Bank and Trust Company, Inc. (“First Citizens”) and The Exchange Bank of South Carolina, Inc. (“Exchange”), which are required to file quarterly financial reports with the Federal Deposit Insurance Corporation (“FDIC”). The Company also files reports with the Federal Reserve. Certain of these reports are available online at www.fdic.gov and www.ffiec.gov, respectively.

We are required to comply with many of the same securities law requirements as apply to large public companies with substantial compliance resources. Securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur significant costs in management time and attention that could otherwise be deployed toward revenue-enhancing activities. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares. The cost of compliance, together with administrative expenses, is substantial, representing an estimated annual cost to us of over $1.34 million. In light of this expense and the limited trading market for the Company’s stock, the board of directors believes the Company receives little relative benefit from being registered under the Securities Exchange Act.

In light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

The Plan is designed to substantially reduce the number of the Company’s shareholders of record. As of September 30, 2005, the Company had approximately 770 shareholders of its voting common stock who owned 170 or fewer shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares, which will provide these shareholders liquidity in a limited trading market. The Reorganization will also allow us to eliminate the costs associated with servicing shareholders of record who own relatively small numbers of shares and to save the significant administrative, accounting, and legal expenses expected to be incurred in the future in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

Alternatives Considered

In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Reverse Stock Split.    We considered declaring a reverse stock split of our voting common stock at a ratio of 1-for-170, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash for all resulting fractional shares. Although we did not precisely quantify the costs involved in the last alternative, they would be higher than those involved in the Reorganization given that the number of shares to be repurchased would exceed the number of shares repurchased under the merger structure. In view of the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, and given the cost involved in redeeming additional fractional interests, the board determined that a merger would be a simpler method of reducing the number of shareholders and rejected the reverse stock split alternative.

Issuer Tender Offer.    We also considered an issuer tender offer to repurchase shares of our outstanding voting common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in the Company’s voting common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

Stock Reclassification.    We also considered reducing the number of voting common shareholders through a stock reclassification transaction, which would have provided for a portion of our voting common stock to be reclassified into a new class of preferred stock. While such a transaction would provide an opportunity for most, if not all, shareholders to maintain an equity interest in the Company, it would have to be structured so that shares of the Company’s voting common stock would be reclassified into two different classes of preferred stock or so that some shares would be converted to cash. See “—Background of the Reorganization” below. Although a stock reclassification transaction would cost less than a cash-out merger to finance because fewer or no shares would be cashed out, the issuance of cash in a reclassification transaction would cause the transaction to be taxable to shareholders receiving preferred stock and to shareholders receiving cash in the transaction. In view of the complexities involved in determining the relative terms of the consideration to be issued to (or retained by) three different constituencies in the transaction and the administrative issues involved in maintaining additional classes of securities after the transaction and given the availability of excess capital to fund a repurchase of shares, the board determined that the cash-out merger would be a more effective method of reducing the number of shareholders and rejected this alternative.

Expense Reductions in Other Areas.    While we might be able to offset the expenses relating to SEC registration and a large shareholder base by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings in other areas would involve personnel costs, and we are currently optimally staffed. We believe that the expected expense savings that the Reorganization will enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reorganization.

Business Combination.    We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a going-private transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced.

Background of the Reorganization

The Company has filed reports under the Securities Exchange Act since 1982. These reports include annual, quarterly and current reports presenting and analyzing the Company’s business, financial condition, results of operations and management structure; ongoing reports regarding insiders’ stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although our public reporting obligations have existed for several years, the Sarbanes-Oxley Act has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Sarbanes-Oxley Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. Some of these requirements are similar to requirements already imposed on the Company or its subsidiaries as regulated financial institutions. As a result of these new requirements, our cost of compliance has increased substantially, particularly relative to our limited personnel resources and market capitalization. We anticipate further increases in costs resulting from these requirements. See “—Reasons for the Reorganization”.

As a result of these expanding requirements under the Sarbanes-Oxley Act and particularly the compliance requirements presented by Section 404 of the Act, in 2004 and the first half of 2005, Company management began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing the Company’s status as a public company. Shareholder lists were obtained in order to prepare pro forma analyses of the potential capital outlay required to reduce the number of voting common stock shareholders sufficiently below 300. These analyses indicated that the Company could remain “well capitalized” for regulatory purposes after such a capital outlay. Management also had discussions with its financial advisors about the Company’s ability to raise capital after becoming a private company. Management concluded that since the Company will still be required to file publicly available financial reports with and will remain regulated by its regulatory agencies, its voting common stock could still be traded on the over-the-counter bulletin-board even after deregistration. Further, since recent capital raising transactions had been successful private placements, the Company’s capital raising ability would not be jeopardized by deregistration.

Management had decided by July, 2005, that it was appropriate to bring the subject of going private to the Board of Directors. At the July 21, 2005 board meeting, the board discussed with outside counsel some of the pros and cons of going private and alternative methods of going private, including a cash-out merger, reverse stock split, stock reclassification and a Company tender offer. Management proposed and the board agreed to appoint a special committee of the board (the “Special Committee”) to evaluate a potential going private transaction.

The members of the Special Committee were Lewis M. Henderson, M. Craig Garner, Jr., David E. Dukes and Kevin B. Marsh. All of the Special Committee members are independent directors of the Company. The Special Committee was created to gather and evaluate information and to make recommendations to the board of directors as to the advisability of and the structure of a transaction that would allow the Company to deregister its common stock under the Securities Exchange Act. The Special Committee was authorized to consult with counsel and financial advisors to the extent it deemed appropriate but was not authorized to determine to deregister or determine the final structure or the terms of the transaction, as that authority was reserved for the board. The Special Committee served from July 21, 2005 to September 13, 2005.

After the Board’s July 21, 2005 meeting, the Chief Financial Officer examined the Company’s shareholder list to evaluate the effects of various share thresholds for reverse stock-split and/or cash-out merger. Management presented the scenarios under various share ownership thresholds to the Special Committee at a meeting of the Special Committee on August 11, 2005. All Special Committee members attended the meeting. At that meeting, the Special Committee met with management and representatives from Ryan Beck and outside general counsel and special counsel for the Company to discuss management’s objectives for going private, management’s intentions regarding financial reporting and internal controls and other similar matters after deregistration, and the proposed going private transaction, including the deregistration process, the effects of going private, the anticipated cost savings, and alternative methods for going private. The Special Committee concluded that a cash-out merger is the best form of transaction for accomplishing the going private objective, considering all relevant factors presented at the meeting. See “Alternatives Considered” above for a summary of the relative issues involved in the various alternative transaction structures. Ryan Beck explained the process it would undertake in determining a range of fair values for the voting common stock to be cashed out and that it could provide a fairness opinion to the board if the board set a price within such range of fair values. Outside counsel advised the Special Committee on the legal issues related to the deregistration procedures and on the legal steps involved and a proposed timeline for a cash-out merger transaction.

The Special Committee met again on September 1, 2005. All Special Committee members attended the meeting. In addition to the Special Committee members, members of Company management, representatives of Ryan Beck and outside general counsel and special counsel to the Company were in attendance. Gary Penrose of Ryan Beck made a presentation of the Ryan Beck fairness review with respect to the value of the Company’s voting common stock in the context of a cash-out merger transaction. Ryan Beck concluded that the fair value of the Company’s voting common stock was between $700.00 and $770.00 per share. This range of values was considered fair to the Company’s shareholders. Next, the Company’s Chief Financial Officer presented an analysis of the estimated cost of purchasing sufficient shares to reduce the number of voting common stock shareholders to a number below 300. His analysis included pro forma effects on capital ratios, return on assets, return on equity, and earnings per share under various cash-out scenarios. After discussion of the need to reduce the number of shareholders significantly below 300 to reduce the risk of the Company unintentionally being required to re-register with the SEC, as well as the projected costs and impacts on the Company’s capital ratios, management recommended that the Company purchase enough shares to reduce the number of shareholders to 224. Management also discussed the continuing burden of Sarbanes-Oxley compliance and the need to hire additional staff if compliance continued. The Special Committee discussed the procedural fairness that dissenters’ rights under South Carolina law will provide with respect to the Reorganization. Management also pointed out that the Company had had in place for several years a stock repurchase program. Management, Ryan Beck, and outside counsel explained the process by which shareholders who did not want to be cashed out could transfer their shares into an account with a brokerage firm that collectively held more than the threshold number of shares. The Special Committee also discussed the legal requirement for stock ownership by directors and exempting the stock owned by Company directors from the cash-out requirement in order to avoid board vacancies and to promote continuity of management. See “Effects of the Reorganization—Exclusion of Directors’ Shares” below for a summary of the reasons for excluding directors’ shares.

Following deliberations, the Special Committee unanimously made the following recommendations to the full Board of Directors:

•	The Company should proceed with a plan to accomplish the deregistration process under the Securities Exchange Act of 1934 through a cash-out merger transaction.

•	The fair value of the Company’s voting common stock for purposes of the cash-out merger transaction is $735.00 per share, which is the mid-point of the selected range of fair values as determined by Ryan Beck.

•	In the cash-out merger transaction, record holders of 170 or fewer shares of voting common stock will be subject to cash purchase. Shares held in street name will not be subject to cash-out, so long as the broker holds collectively more than 170 shares of voting common stock. The Special Committee recommends that shares of voting common stock held by any director would not be subject to cash-out.

•	The Special Committee affirms that the recommended transaction satisfies the requirement of substantive fairness to all shareholders, both those who will receive cash for their shares and the shareholders who will retain their shares, and is substantively fair to unaffiliated as well as affiliated shareholders in each category.

•	The Special Committee affirms that the recommended transaction is procedurally fair to all shareholders in that it requires approval by two-thirds of the shareholders entitled to vote at a specially-called meeting of shareholders after dissemination of a proxy statement containing adequate disclosures. The process also will be procedurally fair because it will include a mechanism for shareholders to perfect their dissenters’ rights under the South Carolina corporate statutes. Further, the exclusion of shares held in brokerage accounts and the time period that will elapse between the announcement of the transaction and the shareholder vote on and the consummation of the transaction will permit shareholders holding small numbers of voting common shares to transfer their shares into a brokerage account or to acquire shares from other shareholders if they wish to retain their shares.

At a special meeting of the Board of Directors on September 13, 2005, the Special Committee presented its recommendations to the board, along with a copy of the valuation report of Ryan Beck, financial pro formas prepared by management and certain other information related to the Special Committee’s recommendations. Ryan Beck gave its verbal opinion that the $735.00 per share price for the cash-out recommended by the Special Committee was fair, from a financial point of view. At this meeting, the board voted unanimously to approve the Plan and authorized management to prepare the necessary regulatory filings, call a special meeting of shareholders to vote on the Plan and furnish their proxy statement to shareholders in advance of such meeting, and to undertake all other actions incidental or necessary to proceed with the Plan. See “Recommendation of the Board; Fairness of the Reorganization” for further discussion of the board’s determination.

Reasons for the Reorganization

As described above in “—Purpose of the Reorganization,” the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities

Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save over $1.34 million per year in the following areas as a result of the reduction in the number of shareholders and the elimination of the registration of our stock under the Securities Exchange Act.

Legal fees	$76,000
Independent auditor fees	128,000
EDGAR conversion, printing and mailing expenses	32,000
Personnel costs	1,023,000
Miscellaneous	86,000

Total Costs	$1,345,000

The savings in independent auditor fees are based on the projected additional fees that would be payable to our external auditor in relation to additional audit work required by Section 404 of the Sarbanes-Oxley Act and on the fees saved relating to review of securities filings. Personnel costs include wages and benefits allocable to management and staff time spent on the Sarbanes-Oxley Act and federal securities law reporting and compliance activities that the Company expects to avoid in future periods. In addition, the Company intends to redirect significant time spent by its current management and staff towards more revenue enhancing/expense saving activities. Miscellaneous expenses included costs associated with audit committee activities and SAS 70 expenses related to the Sarbanes-Oxley Act.

Eliminating the registration of our common stock under the Securities Exchange Act will also:

•	significantly reduce the Company’s legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described above; and

•	eliminate the information the Company is required to furnish to the SEC, which is available to the public.

In addition, although our stock is traded on the over-the-counter bulletin board, our voting common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. Historically, we have not used our voting common stock as acquisition currency. As a result, we do not believe that the registration of our stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

We believe that even though the one-time capital outlay we will incur to repurchase shares in the Reorganization represents a significant multiple of our currently anticipated annual expense savings, we cannot predict that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and especially the absence of a meaningful corresponding benefit and the opportunity to deploy an increased portion of management’s time toward revenue-enhancing activities, the board determined that the capital outlay of the Reorganization would serve the Company’s long-term best interests.

Potential Disadvantages of the Reorganization

Our voting common stock is currently quoted on the Nasdaq over-the-counter bulletin board under the symbol “FCBN”. After the Reorganization, we intend to take steps to enable our voting common stock to continue to be quoted on the Nasdaq over-the-counter bulletin board. In addition, our voting common stock may be quoted on the “Pink Sheets.” The Pink Sheets is a stock quotation service that provides daily quotes for over-the-counter securities that are not traded on Nasdaq. The market liquidity for shares of the Company’s voting common stock after the Reorganization will be even less than it is now because the number of shares of the Company’s voting common stock available to be traded will decrease. A further decrease in the market liquidity for the shares of the Company’s voting common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of the Company’s voting common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

In addition, the Company will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reorganization. The public reports that the Company will no longer be required to file include: reports under Section 16 of the Securities Exchange Act regarding changes in the beneficial ownership of its stock by its directors, officers and principal stockholders; reports under Section 13 of the Securities Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K; proxy statements meeting the requirements of the SEC’s Regulation 14A; and tender offers meeting the requirements of Section 14(d) of the Securities Exchange Act. As a result, shareholders will have less legally mandated access to information about the Company’s business and results of operations than they had prior to the Reorganization. However, the Company will still be required to file various reports with other regulatory agencies, some of which are publicly available.

Finally, the Reorganization will reduce the Company’s shareholders’ equity. We believe, however, that the Company will continue to be “well capitalized” for regulatory purposes and that it will have sufficient capital to support anticipated growth.

Effects of the Reorganization on the Company

Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares.    Based on information as of September 30, 2005, we believe that the Reorganization will reduce our number of record shareholders of our voting common stock from approximately 994 to approximately 224. We estimate that approximately 29,594 shares held by approximately 770 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of voting common stock as of September 30, 2005 will decrease from approximately 862,505 to approximately 832,911. Accordingly, the already minimal liquidity of shares of the Company’s voting common stock will be further reduced.

Elimination of Securities Exchange Act Registration.    Our stock is currently registered under the Securities Exchange Act. After the Reorganization, our stock will not be registered under the Securities Exchange Act, nor will we be subject to any public reporting requirements under the Securities Exchange Act. As a result, we expect to avoid costs and expenses associated with the Securities Exchange Act registration, which we estimate to be approximately $1.34 million on an annual basis. See “—Background of the Reorganization” and “—Reasons for the Reorganization” for a discussion of the nature of the information we will no longer be required to provide.

Decrease in Book Value.    Because (1) the price to be paid to holders of 170 or fewer shares of voting common stock will be $735.00 per share, (2) the number of shares of voting common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 29,594, (3) the total cash outlay by the Company (including expenses) of effecting the Reorganization is expected to be approximately $21.90 million, and (4) at June 30, 2005, aggregate shareholders’ equity in the Company was approximately $389.02 million, or $429.31 per common share, the Company expects that, as a result of the Reorganization, the book value of common stock as of June 30, 2005 will be reduced by approximately 2.47%, from $429.31 per share on a historical basis to approximately $418.72 per share on a pro forma basis.

Earnings Per Share.    Earnings per share of the Company’s common stock for the year ended December 31, 2004 on a historical basis will be increased by approximately 1.65%, from approximately $40.52 to $41.19 on a pro forma basis. Earnings per share of the Company common stock for the six months ended June 30, 2005 is $23.44 on a historical basis and will increase to $23.83 per share on a pro forma basis.

Decrease in Capital.    As a result of the Reorganization, the Company’s total risk-based regulatory capital as of June 30, 2005 will be reduced by approximately 4.20%, from $525.60 million on a historical basis to approximately $503.51 million on a pro forma basis. The Company anticipates, however, that it will be “well capitalized” for bank regulatory purposes and that its subsidiaries, First Citizens and Exchange, will remain “well capitalized” for bank regulatory purposes.

Effect on Market for Shares.    Our voting common stock is currently quoted on the Nasdaq over-the-counter bulletin board, but it is not listed on an exchange. After the Reorganization we anticipate it will still be quoted on the Nasdaq over-the-counter bulletin board and will not be listed on any exchange or national market. The decreased number of shareholders and shares outstanding together with the reduction in public information concerning the Company as a result of its not being required to file reports under the Securities Exchange Act, could adversely affect the already minimal liquidity of the voting common stock.

Financial Effects of the Reorganization.    We estimate that approximately $21.75 million will be required to pay for the shares of the Company’s voting common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $150,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the total amount of cash that will ultimately be paid to shareholders in the Reorganization. You should read the discussion under “Description of the Plan—Source of Funds and Expenses” for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

Effects of the Reorganization on Affiliates

In addition to the effects the Reorganization will have on shareholders generally, which are described in the next section, the Reorganization will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of the Company. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of the Company or the beneficial owner of 5% or more of the Company’s outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Exclusion of Directors’ Shares.    South Carolina banking laws require that each director of a bank holding company such as the Company must own shares of stock in the bank holding company having an aggregate par value or an aggregate book value of at least $500. This requirement for “director’s qualifying shares” as it is often known is in furtherance of a public policy that those having responsibility for management of a bank or similar financial institution should have an ownership stake in the institution. Several of the Company’s directors, while owning sufficient stock to satisfy the South Carolina banking law requirement, own less than the threshold number of shares required in order to avoid being cashed out under the Plan. We believe continuity of management is important to the Company and do not want to create vacancies on our board in the process of effecting the Reorganization. Therefore, in order to avoid having these directors become disqualified or ineligible to continue to serve as directors of the Company, we elected to exclude voting common shares held by directors from being cashed out under the Plan.

Book Value and Earnings Per Share.    Assuming the Reorganization had been completed as of June 30, 2005, our affiliated shareholders would experience the same effects on the book value and earnings per share as our unaffiliated shareholders who will be retaining their equity interest in our company. See “Effects of the Reorganization on the Company” above regarding these effects and see “Information About the Company and Its Affiliates—Stock Ownership by Affiliates” for information about the number of shares of the Company’s voting common stock held by our directors, executive officers and significant shareholders.

No Further Reporting Obligations Under the Securities Exchange Act.    After the Reorganization, the Company’s stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of the Company will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

Consolidation of Management Ownership.    As a result of the Reorganization, we expect that the percentage of beneficial ownership of the Company’s voting stock held by our directors, executive officers and other affiliates as a group will increase slightly, from approximately 66.43% before the Reorganization to approximately 68.62% after the Reorganization. We do not expect any shares that are beneficially owned by our executive officers to be cashed out in the Reorganization. As noted above, no shares owned by our directors will be cashed out in the Reorganization.

Rule 144 Not Available.    Because the Company’s stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers, directors and other affiliates of the Company will not have the ability to dispose of their shares of the Company’s stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer.

Effects of the Reorganization on Shareholders Generally

The Reorganization will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects will vary depending on whether the shareholder (1) receives cash for all of his or her voting common shares, (2) receives cash for some, but not all, of his or her shares and remains a shareholder, or (3) does not receive cash for any of his or her voting common shares and continues to hold the same number of voting common shares following the Reorganization. Because a shareholder may own voting common shares in more than one capacity (for example, individually and through an IRA), a shareholder may receive cash for some of his or her shares while retaining ownership of the remaining shares following the Reorganization.

The following sections describe the material effects that we expect to result from the Reorganization with respect to voting common shares that are exchanged for cash and voting common shares that are unaffected by the Reorganization. You may experience a combination of these effects if you receive cash for some of your shares while retaining ownership of other shares. The effects described below assume that 29,594 voting common shares are exchanged for cash in the Reorganization.

Cashed-out Shares.    As to shares of our voting common stock that are exchanged in the Reorganization for cash, shareholders will experience the following effects:

•	Receipt of Cash. Shareholders will receive $735.00 in cash per share, without interest.

•	Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in the Company and will not participate in any future potential earnings or growth of the Company or in any shareholder votes.

•	Loss of Dividends. Shareholders will no longer receive dividends on their shares of voting common stock.

•	Taxes. Shareholders likely will be required to pay federal and, if applicable, state and local income taxes on cash received in the Reorganization. See “—Federal Income Tax Consequences of the Reorganization”.

•	Liquidity. Shareholders will liquidate a relatively illiquid investment.

Remaining Shares.    As to shares of our voting common stock that are not exchanged for cash in the Reorganization, shareholders will experience the following effects:

•	Continuing Interest. Shareholders will retain an ongoing equity interest in the Company and the ability to participate in any future potential earnings or growth.

•	Decreased Liquidity. The liquidity of our voting common stock may decrease as a result of the reduction in the number of shareholders from approximately 994 to approximately 224. The absence of an active trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the Reorganization. See “—Effects of the Reorganization on the Company—Effect on Market for Shares”.

•	Decreased Access to Information. If the Reorganization is completed, we intend to terminate the registration of our stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the SEC. See “—Effects of the Reorganization on the Company—Elimination of Securities Exchange Act Registration”. However, we will continue to file certain publicly available reports with other regulatory agencies.

•	Reduction in Book Value Per Share. Assuming the Reorganization had been completed as of June 30, 2005, the book value per share of our common stock as of June 30, 2005 would have been reduced by 2.47%, from approximately $429.31 per share on a historical basis to approximately $418.72 per share on a pro forma basis.

•	Earnings Per Share. Assuming the Reorganization had been completed as of December 31, 2004, our earnings per common share would have been increased by approximately 1.65%, from $40.52 per share on a historical basis for the year ended December 31, 2004 to approximately $41.19 per share on a pro forma basis, and our earnings per share for the six months ended June 30, 2005 would increase from $23.44 on a historical basis to $23.83 on a pro forma basis.

•	Slight Increase in Percentage Interest. Shareholders will experience a slight increase in their respective ownership percentages because there will be fewer shares outstanding.

Federal Income Tax Consequences of the Reorganization

Presented below are the material federal income tax consequences of the Reorganization to: (1) shareholders (including any affiliated shareholders) who will receive cash in the Reorganization, (2) shareholders (including any affiliated shareholders) who will retain shares of the Company’s voting common stock after the Reorganization and (3) the Company itself.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Company shareholders in light of their particular circumstances. The discussion assumes that Company shareholders hold their shares of the Company’s voting common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market;

•	persons that hold the Company’s voting common stock as part of a hedge, straddle or conversion transaction;

•	persons who are considered foreign persons for U.S. federal income tax purposes;

•	persons who acquired or acquire shares of the Company’s voting common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons who acquired or acquire shares of the Company’s voting common stock pursuant to the exercise of stock warrants; and

•	persons who do not hold their shares of the Company’s voting common stock as a capital asset.

Accordingly, we recommend that Company shareholders consult their own tax advisors as to the specific tax consequences of the Reorganization, including applicable federal, foreign, state and local tax consequences to them of the Reorganization in light of their own particular circumstances.

Federal Income Tax Consequences to Shareholders Receiving Cash in the Reorganization.    The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the “Code”).

Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

•	the Reorganization results in a “complete redemption” of all of the shares held by a shareholder immediately prior to the Reorganization;

•	the receipt of cash is “substantially disproportionate” with respect to the shareholder; or

•	the receipt of cash is “not essentially equivalent to a dividend” with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities (“entity attribution”). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

The receipt of cash by a shareholder in the Reorganization will result in a “complete redemption” of all of the shareholder’s shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the “complete redemption” test even though such shareholder constructively owns shares of stock provided that (1) the shareholder constructively owns shares of stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in the Company immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the “complete redemption” requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the “substantially disproportionate” or the “not essentially equivalent to a dividend” requirements. In general, the receipt of cash in the Reorganization will be “substantially disproportionate” with respect to the shareholder if the percentage of shares of voting stock directly and constructively owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of voting shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of the Company’s outstanding voting stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be “not essentially equivalent to a dividend” if the Reorganization results in a “meaningful reduction” in the shareholder’s proportionate interest in the Company.

If none of the three tests described above is satisfied, the shareholder will not recognize any gain or loss, but instead will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Cash in the Reorganization.    Affiliated and unaffiliated shareholders who remain Company shareholders following the Reorganization and do not receive any cash in the Reorganization will not recognize gain or loss as a result of the Reorganization. The Reorganization will not affect the adjusted tax basis or holding period of any shares of the Company’s stock that a shareholder continues to own after the Reorganization.

Federal Income Tax Consequences to the Company, First Citizens and Exchange.    Neither the Company, First Citizens nor Exchange will recognize gain or loss for U.S. federal income tax purposes as a result of the Reorganization.

Backup Withholding.    Non-corporate shareholders of the Company may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reorganization. Thus, Company shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reorganization, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pro Forma Effect of the Reorganization

The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on the Company’s consolidated financial statements as of and for the year ended December 31, 2004 and as of and for the six months ended June 30, 2005. Management has prepared this information based on its estimate that the Company will pay $21.75 million to shareholders in the Reorganization. Complete pro forma consolidated financial statements, including historical balances, the adjustments to reflect this transaction, and resultant pro forma balances are included in “Pro Forma Condensed Financial Information”.

Selected Pro Forma Consolidated Financial Data

	As of and for the year ended December 31, 2004
(Dollars in thousands, except share data)	Company	Pro Forma Adjustments				Pro Forma Combined
		Debit		Credit
Net interest income	$153,953		$816		$(1)	$153,137
Provision for loan losses	698					698
Noninterest income	55,355					55,355
Noninterest expense	149,952		150		(3)	150,102
Income tax expense	21,949			348	(2)	21,601

Net income	$36,709		$966	$348		$36,091

PER COMMON SHARE
Earnings per share—basic and diluted	$40.52					$41.19
Book value	$407.54					$396.22

AT PERIOD END
Assets	$4,533,651	$		$21,902	(4)	$4,511,749
Stockholders’ equity	369,456		21,902		(4)	347,554
Common shares outstanding—voting and non-voting	898,914					869,320

Weighted average shares outstanding—basic and diluted	901,791					872,194

	As of and for the six months ended June 30, 2005
(Dollars in thousands, except share data)	Company	Pro Forma Adjustments				Pro Forma Combined
		Debit		Credit
Net interest income	$82,227		$408	$(1)		$81,819
Provision for loan losses	2,439					2,439
Noninterest income	28,871					28,871
Noninterest expense	75,605		150		(3)	75,755
Income tax expense	11,899			201	(2)	11,698

Net income	$21,155		$558	$201		$20,798

PER COMMON SHARE
Earnings per share—basic and diluted	$23.44					$23.83
Book value	$429.31					$418.72

AT PERIOD END
Assets	$4,991,346	$		$21,902	(4)	$4,969,444
Stockholders’ equity	389,018		21,902		(4)	367,116
Common shares outstanding—voting and non-voting	898,914					869,320

Weighted average shares outstanding—basic and diluted	898,914					869,321

(1)	Represents cost of cash outlay at federal funds rate of 3.50%.
(2)	Represents estimated tax effect at 36%.
(3)	Represents expenses related to the repurchase of shares.
(4)	Represents use of cash to purchase 29,594 shares at $735.00 per share and expenses related to the repurchase of shares of $150,000.

FIRST CITIZENS BANCORPORATION, INC.

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(Unaudited)

(A)	The unaudited pro forma consolidated balance sheet as of June 30, 2005 has been prepared based on the historical consolidated balance sheet, which gives effect to the Reorganization as if it had occurred on June 30, 2005. The unaudited pro forma consolidated financial statements of earnings for the six months ended June 30, 2005 and the year ended December 31, 2004 have been prepared based on the historical consolidated statements of earnings, which give effect to the Reorganization as if it had occurred on January 1, 2005 and 2004, respectively.

(B)	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the periods presented have been included. Adjustments, if any, are normal and recurring in nature.

Recommendation of the Board of Directors; Fairness of the Reorganization

The board believes that the Plan is substantively and procedurally fair to the Company’s unaffiliated shareholders who will receive cash in the Reorganization. The board also believes that the Plan is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reorganization. The board of directors, including a majority of those directors who are not employees of the Company, has approved the Plan, and the board recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization.

The directors, executive officers and other affiliates of the Company beneficially owned approximately 66.43% of the Company’s voting stock as of September 30, 2005. All of the Company’s directors, executive officers and other affiliates (other than North State Trustees) have indicated that they intend to vote their shares of voting stock (and any shares with respect to which they have or share voting power) in favor of the Plan. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in “—Reasons for the Reorganization”, no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining to approve the Reorganization, including the effects described under “—Effects of the Reorganization on the Company”, “—Effects of the Reorganization on Affiliates”, and the relative advantages and disadvantages described under “—Reasons for the Reorganization” and “—Effects of the Reorganization on Shareholders Generally”. The board also reviewed the tax and pro forma consolidated financial effects of the Reorganization on the Company and its shareholders.

After the Reorganization, the Company’s stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the stock under the Securities Exchange Act, including savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in the Company’s stock. The Company’s management determined that the Reorganization would result in cost savings of over $1.34 million per year.

Additionally, the board considered the effect that terminating the registration of the stock would have on the market for the stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, the Company has not had an active trading market for its stock and that the Company’s shareholders derive little relative benefit from the Company’s status as a public company. The board determined that the expected cost savings and reduced management time to be achieved by terminating registration of the stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under “—Alternatives Considered” for a description of these alternatives.

Substantive Fairness.    The board considered numerous factors, discussed below, in reaching its conclusions that the Plan is substantively fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

•	Opinion of Independent Financial Advisor. Ryan Beck, an independent financial advisor to the board of directors, has delivered its opinion to the board that the $735.00 per-share price to be paid in the Reorganization is fair, from a financial point of view, to the Company’s shareholders who will be partially or fully cashed out as a result of the Reorganization. The board reviewed and considered the financial analyses presented to it in connection with the opinion and adopted Ryan Beck’s conclusions and analyses as its own. The board considered the conclusions drawn in the fairness opinion as factors supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. A copy of the opinion is attached as Appendix C. See “—Opinion of Independent Financial Advisor” for additional information.

The Ryan Beck fairness opinion did not address fairness to the unaffiliated shareholders as a distinct and separate group. Under the terms of the Plan, all shareholders receiving cash will receive $735.00 per share. As a result of the Reorganization, remaining affiliated and unaffiliated shareholders will all experience a proportionate decrease in book value per share as of June 30, 2005 and increase in earnings per share for the year ended December 31, 2004. Accordingly, the board believes that there are no material differences in the effects of the Reorganization on affiliated shareholders and the effects of the Reorganization on unaffiliated shareholders from a financial point of view. Therefore, the board believes the Ryan Beck opinion as to the fairness of the price from a financial point of view was a relevant and appropriate factor in its determination of fairness with respect to unaffiliated shareholders. See “Effects of the Reorganization on Affiliates” and “Effects of the Reorganization on Shareholders Generally”.

•	Independent Valuation. According to a report delivered to the board by Ryan Beck, the fair value of the Company’s voting common stock as of September 2, 2005 on a going concern basis was between $700.00 to $770.00 per share. The board considered this report, as well as the underlying factors and methodologies, in support of its recommendation to approve the Plan and to arrive at its conclusion of fairness in relation to the Company’s “going concern” value of the proposed cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. In determining the fairness of the transaction in relation to the “going concern” value, our board relied upon the factors, analyses and conclusions set forth by Ryan Beck in its report and adopted these factors, analyses and conclusions as its own. The board did not consider the amount per share that might be realized in a sale of 100% of the stock of the Company because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control. The board determined specifically that a price of $735.00 per share, which was the midpoint of the range of the fair values set forth in the independent valuation, was fair to both cashed-out and remaining shareholders in view of the involuntary nature of the transaction for those receiving cash, the relatively small incremental effect of the selected price on those retaining their shares, and Ryan Beck’s opinion as to the fairness of the consideration. See “—Opinion of Independent Financial Advisor” for additional information.

•	Premium to Book Value. The price per share to be paid in the Reorganization reflects a 71.20% premium to the Company’s June 30, 2005 book value per common share. Although book value was a factor, among others, that the board considered in determining the cash consideration to be paid in the Reorganization, the board determined that it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities.

•	Earnings Multiple. The price per share that will be paid in the Reorganization reflects a multiple of 18.14 times the Company’s earnings per share for the year ended December 31, 2004 and 15.68 times the Company’s annualized earnings per common share for the six months ended June 30, 2005. Based on the earnings multiples of the comparable public companies set forth in the Ryan Beck valuation report, the board believes the price to be paid in the Reorganization reflects a reasonable multiple to its earnings for the year ended December 31, 2004 and the six months ended June 30, 2005. Therefore, the board viewed the earnings multiple as a factor, among others, which supported its decision to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, both those receiving cash for their shares and those retaining their shares following the Reorganization.

•

Historical Market Prices of the Company’s Common Stock.    Although our stock is quoted on the Nasdaq over-the-counter bulletin board, there is only a limited trading market for our voting common stock. The closing price for our voting common stock over the previous two years has ranged from $383.60 to $560.00 per share, with trades during the third quarter of 2005 ranging from $542.00 to $685.00 per share. The closing price of the Company’s voting common stock on                 , 2005, the last business day before we filed the preliminary proxy statement, was $            . The board viewed the historical market prices as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash and those who would retain their shares following the Reorganization.

•	Liquidity Provided. The Reorganization will provide liquidity to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock. The board considered the opportunity to provide this liquidity as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders receiving cash in the Reorganization.

•	Tax Consequences. The board noted that the Reorganization would not result in a taxable event for shareholders retaining their shares in the Reorganization, as all of our directors are entitled to do. The board also considered that, except with respect to shareholders who have acquired their shares within the prior 12 months, the cash consideration offered in the Reorganization would be taxed as a long-term capital gain for shareholders terminating their actual and constructive stock ownership in the Company. The fact that the transaction would not result in a taxable event to shareholders retaining their shares following the Reorganization contributed to the board’s recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the Reorganization. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash in the Reorganization, the board determined that this negative factor was mitigated somewhat by the positive factor that the cash would be taxable to these shareholders only to the extent that the cash received exceeds the shareholders’ basis, instead of fully taxable as a dividend.

•	Absence of Firm Offers. The board viewed the absence of any firm offers for the acquisition of our Company, the fact that the board has no plans to seek an acquisition of our Company in the foreseeable future, and its opinion that firm offers are not likely to be forthcoming as factors tending to support its recommendation to approve the Reorganization and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

In connection with its fairness determination, and given its determination that the $735.00 per-share cash consideration represented a premium over book value, the board did not consider the Company’s liquidation value for the following reasons. First, because the vast majority of a bank’s assets and liabilities are monetary assets whose book values generally approximate their fair market values, the liquidation values of these assets and liabilities would generally command material discounts both to fair market value and, accordingly, book value. In addition to the liquidation discounts, because the liquidation of a financial institution is an extremely expensive and time-consuming process involving significant regulatory procedures and numerous regulatory approvals, the costs of the liquidation of a financial institution further reduce any net assets that would otherwise be available to shareholders following liquidation. In light of these factors, and because the Reorganization consideration was greater than the Company’s book value, the board of directors concluded that the determination of a liquidation value was not material to the financial fairness of the transaction. However, it is not possible to predict with certainty the future value of our assets or liabilities or the intrinsic value that those assets or liabilities may have to a specific buyer that has not been identified. As a result, although we believe the possibility is remote, the liquidation of our assets and liabilities could conceivably produce a higher value than our value as a “going concern.”

After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $735.00 per share. The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reorganization as described in “—Background of the Reorganization”, during the preceding two years for (1) the merger or consolidation of the Company into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of the Company, or (3) a tender offer for any outstanding shares of the Company’s voting common stock.

Procedural Fairness.    The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of two-thirds of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that such a voting requirement was unnecessary in view of the relatively high vote required to approve the Plan under South Carolina law, the equal application of the Plan’s provisions to affiliated and unaffiliated shareholders (other than in the case of our directors) and each shareholder’s right, whether affiliated or unaffiliated, to dissent from the merger and obtain the fair value of his or her shares under South Carolina law.

Shareholders who hold 170 or fewer shares in their name who wish to avoid being cashed out can transfer their shares to a broker that holds an aggregate number of shares in street name greater than 170 and not be subject to the cash out. In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of the Company’s voting common stock from other shareholders prior to the effective time of the Reorganization. The Reorganization will also provide liquidity to shareholders receiving cash in the Reorganization.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by the Company or by a majority of directors who are not employees of the Company. The board concluded the retention of an unaffiliated shareholder representative was not necessary because both affiliated and unaffiliated shareholders have dissenters’ rights under South Carolina law. In addition, because the board obtained a valuation and fairness opinion from an unaffiliated entity, it determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative would not provide any meaningful additional benefit. After consideration of the factors described above, the board believes that the Reorganization is procedurally fair notwithstanding the absence of such an unaffiliated shareholder approval requirement or unaffiliated representative.

We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the South Carolina Business Corporation Act, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with the Company’s other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the South Carolina Business Corporation Act, and subject to specified conditions set forth under South Carolina law, shareholders have the right to review the Company’s relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at the Company’s expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as the Company’s size and the cost of such procedures.

After consideration of the factors described above, the board of directors has determined that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at the Company’s expense, to the Company’s unaffiliated shareholders who will receive cash in the Reorganization. The board has also determined that the Plan is procedurally fair to unaffiliated shareholders who will retain their shares. Additionally, the board believes that the Plan is substantively fair to these constituencies. Finally, it has determined that the Plan is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders.

Determination of Fairness by Interim and Other Company Affiliates

Interim was organized for the sole purpose of facilitating the Reorganization. Its sole shareholder, director and executive officer is Jim B. Apple, who is also the Chairman of the Board, President and Chief Executive Officer of the Company. Our affiliates include our directors and certain executive officers: Carmen Holding Ames, Jim B. Apple, Richard W. Blackmon, Peter M. Bristow, George H. Broadrick, Walter C. Cottingham, David E. Dukes, M. Craig Garner, Jr., William E. Hancock, III, Robert B. Haynes, Wycliffe E. Haynes, Lewis M. Henderson, Frank B. Holding, Kevin B. Marsh, Charles S. McLaurin III, N. Welch Morrisette, Jr., E. Perry Palmer, William E. Sellars, Henry F. Sherrill, Tommy B. Wessinger, and Craig L. Nix. Also, Hope Holding Connell, Lewis R. Holding, and North State Trustees each own more than 5% of the Company’s voting stock, and thus each is an affiliate of the Company. Ms. Connell and Mr. L. Holding, in addition to Interim, are deemed to be “filing persons” for purposes of this transaction.

For Interim and each of the Company’s affiliates, their purpose and reasons for engaging in the Reorganization, alternatives considered and analyses regarding financial and procedural fairness of the Reorganization to unaffiliated shareholders receiving cash in the Reorganization and to those retaining their shares were the same as those of the board of directors, and Interim and each of the Company’s affiliates adopted the analyses of the board of directors and Ryan Beck with respect to these issues. Based on these factors and analyses, Interim and each of the Company’s affiliates have concluded that the Reorganization is procedurally and substantively fair to the Company’s unaffiliated shareholders who will receive cash in the Reorganization and to its unaffiliated shareholders who will retain their shares.

Opinion of Independent Financial Advisor

The Company retained Ryan Beck to act as its financial advisor in connection with the Reorganization, which is designed to enable the Company to terminate the registration of its stock under Section 12(g) of the Securities Exchange Act. During the past two years, there has been no other material relationship between the Company and Ryan Beck or their respective affiliates, and no future material relationship is contemplated. The total amount of consideration paid or payable by the Company to Ryan Beck is $75,000. Ryan Beck’s financial advisory role included providing a valuation report detailing the fair per-share value of the Company’s voting common stock to be used by the board of directors of the Company to determine the price to be paid for shares to be cashed out as part of the Plan. Ryan Beck is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Ryan Beck is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

Ryan Beck prepared its valuation report as of September 2, 2005 (the “Valuation Date”) and determined that the fair value of the cashed-out merger shares ranged from $700.00 to $770.00 per share. The Company’s board, after an extensive evaluation of Ryan Beck’s valuation report, set and approved the cash-out price in the Plan at $735.00 per share. The ultimate decision and responsibility as to the pricing of the shares was made by the board of the Company.

Ryan Beck delivered to the board of directors a written opinion, dated September 13, 2005, stating that the $735.00 cash-out price per share, as determined by the board of the Company, was fair, from a financial point of view, as of the date of the opinion, to the Company’s shareholders who will be partially or fully cashed out as part of the Reorganization. Ryan Beck’s opinion may not be quoted, used or circulated for any other purpose without its prior written consent, except for inclusion in this proxy statement. Ryan Beck has consented to the use of its opinion in this proxy statement and to the disclosure regarding such opinion contained in this proxy statement.

The full text of Ryan Beck’s written opinion is attached as Appendix C to these materials. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Ryan Beck in rendering its opinion. We urge you to read the entire opinion carefully. Ryan Beck’s opinion, attached as Appendix C, and its valuation report will be available for inspection and copying at the Company’s principal executive offices during the Company’s regular business hours by any interested shareholder or shareholder’s representative who has been so designated in writing. A copy of the opinion and/or valuation report will be transmitted to any shareholder or shareholder’s representative who has been so designated in writing upon written request and at such shareholder’s expense. Ryan Beck’s opinion speaks only as of September 13, 2005, the date of the opinion.

Ryan Beck acted as financial advisor to the Company in connection with the planned termination of its reporting obligations under the Securities Exchange Act of 1934. On August 12, 2005, the Company formally retained Ryan Beck to act as its financial advisor with respect to the going private transaction. Ryan Beck’s financial advisory role included providing a valuation range of the Company’s common shares to be repurchased and issuing an opinion as to the fairness, from a financial point of view, of the per share price offered to its shareholders who will be partially or fully cashed-out as a result of the cash-out merger to be effected as part of the plan to de-register the voting common stock of the Company from the SEC (the “Transaction”). Approximately 30,000 shares are expected to be repurchased in the Transaction and will be repurchased from any shareholder, other than directors, owning 170 shares or fewer of the Company’s voting common stock.

Ryan Beck, as a customary part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck is a nationally recognized advisor to firms in the financial services industry. Ryan Beck has knowledge of, and experience with, the banking market in which the Company operates and banking organizations within this market, and was selected by the Company because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

Ryan Beck prepared and presented its valuation report as of September 1, 2005, to the Special Committee of the board of directors and members of the Company’s senior management, and determined that the fair value range of the repurchased shares was between $700.00 and $770.00 per share. Ryan Beck updated the presentation as of September 2, 2005, and presented the valuation report to the Company’s full board of directors at a meeting held on September 13, 2005. At this meeting, Ryan Beck confirmed that the fair value range of the repurchased shares was between $700.00 and $770.00. After the presentation, the board discussed the valuation report with and without Ryan Beck’s participation. Following the discussion, the board of directors set the price for the shares to be repurchased at $735.00 per share, which was within the range of values indicated in the presentation by Ryan Beck. The ultimate decision and responsibility as to the pricing of the shares was made by the board of the Company. Ryan Beck delivered to the Company its oral opinion, that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as referred to herein, that the $735.00 per share price to be offered by the Company is fair from a financial point of view to the Company’s shareholders who will be partially or fully cashed-out as a result of the Transaction.

On September 14, 2005, Ryan Beck presented the Company with its written fairness opinion, dated September 13, 2005, (a copy of which is attached as Appendix C). No limitations were imposed by the Company’s board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of Ryan Beck’s fairness opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Ryan Beck, is attached as Appendix C to this proxy statement. Shareholders of the Company are urged to read the attached Ryan Beck fairness opinion in its entirety. The Ryan Beck fairness opinion is directed to the Company’s board of directors and is directed only to the per share price offered to shareholders who will be partially or fully cashed-out as a result of the Transaction. The fairness opinion does not address the Company’s underlying business decision to effect the proposed Transaction, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Transaction at the special meeting or as to any other matter. The Ryan Beck fairness opinion was among many factors taken into consideration by the Company’s board of directors in making its determination of the repurchase price. The fairness opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other strategy in which the Company might engage. The summary of the Ryan Beck opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the document.

In connection with rendering its opinion to the Company’s board of directors, Ryan Beck performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Ryan Beck considered such financial and other factors as it deemed appropriate under the circumstances including the following:

•	The Company’s Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002;

•	The Company’s Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005;

•	The Company’s Proxy Statements dated March 24, 2005, and March 22, 2004;

•	Historical stock prices and trading volume of the Company’s common stock;

•	Financial forecasts and projections of the Company prepared by its management, including the following: (1) net income of $43.9 million for 2005, $47.4 million for 2006, $50.5 million for 2007, $53.7 million for 2008 and $56.9 million for 2009; (2) asset growth of 6.3% per year for the years 2005 to 2009; and (3) a tax rate of 36.0% per year for the years 2005 to 2009;

•	Other operating and financial information provided to Ryan Beck by the management of the Company relating to its business and prospects; and

•	The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to the Company.

Additionally, Ryan Beck:

•	Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•	Analyzed the impact of the Transaction on the Company and its continuing shareholders;

•	Discussed with management the financial condition, businesses, assets, earnings and management’s views about the future performance of the Company;

•	Reviewed the nature and terms of certain other “going-private” transactions that it believed to be relevant; and

•	Reviewed the draft of the proxy statement with respect to the Transaction’s terms and conditions.

Ryan Beck also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of financial institutions, its knowledge of securities valuation generally, and its knowledge of “going-private” transactions in the financial services industry.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding the Company and its banking subsidiary that was publicly available or provided to Ryan Beck by the Company and its representatives. Ryan Beck is not an expert in the evaluation of allowance for loan losses. Therefore, Ryan Beck did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheet of the Company at June 30, 2005, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the SEC as of that date. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and basis therefore) with the management of the Company. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of the Company or its banking subsidiaries nor did Ryan Beck review any loan files of the Company or its banking subsidiaries. Ryan Beck also assumed that the Transaction in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to the Company.

The preparation of a valuation involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the evaluation process underlying Ryan Beck’s opinion.

The forecasts and projections discussed with Ryan Beck were prepared by the management of the Company without input or guidance from Ryan Beck. The Company normally does not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the opinion. Actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold. In rendering its opinion, Ryan Beck assumed that, in the course of obtaining the necessary approvals for the Transaction, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which the Company’s common stock might trade subsequent to the Transaction. Events occurring after the date of the opinion could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

Analysis of Recent Trading Activity.    Ryan Beck noted that the Company trades on the OTC Bulletin Board. The Company’s common stock has traded approximately 72 shares per day over the latest twelve month period. The closing price as of September 2, 2005, was $572.00 per share. South Carolina law requires that a company’s market value be considered and accorded appropriate relative weight. Therefore, we have factored in the $572.00 per share stock price into our analysis.

Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value.    The objective in preparing a comparable peer group analysis is to determine the implied price range that the Company would trade at if its shares were liquid and traded on a major stock exchange. By making this adjustment, Ryan Beck eliminated the lack of marketability discount in the Company’s share value range.

Ryan Beck compared the Company’s financial data and performance as of June 30, 2005, to a peer group of 27 publicly traded commercial banking organizations that trade on the Nasdaq, AMEX or NYSE. The peer companies had assets between $2 billion and $10 billion, return on average assets greater than 75 basis points and were located in the Mid-Atlantic or Southeast regions. Ryan Beck, in its judgment, deemed this group to be generally comparable to the Company. Listed below are the peer group companies.

Name	Ticker	State	Number of Offices
Alabama National BanCorporation	ALAB	AL	82
City Holding Company	CHCO	WV	71
Community Bank System, Inc.	CBU	NY	127
F.N.B. Corporation	FNB	PA	148
First Charter Corporation	FCTR	NC	58
First Commonwealth Financial Corp.	FCF	PA	107
Hancock Holding Company	HBHC	MS	102
Harleysville National Corporation	HNBC	PA	44
Lakeland Bancorp, Incorporated	LBAI	NJ	48
Main Street Banks, Inc.	MSBK	GA	23
National Penn Bancshares, Inc.	NPBC	PA	80
NBT Bancorp Inc.	NBTB	NY	115
Provident Bankshares Corporation	PBKS	MD	152
Renasant Corporation	RNST	MS	55
S&T Bancorp, Inc.	STBA	PA	51
Simmons First National Corporation	SFNC	AR	76
Sterling Financial Corporation	SLFI	PA	63
Sun Bancorp, Inc.	SNBC	NJ	74
Susquehanna Bancshares, Inc.	SUSQ	PA	156
Tompkins Trustco, Inc.	TMP	NY	35
Trustmark Corporation	TRMK	MS	161
U.S.B. Holding Co., Inc.	UBH	NY	28
United Bankshares, Inc.	UBSI	WV	89
United Community Banks, Inc.	UCBI	GA	81
WesBanco, Inc.	WSBC	WV	87
Wilmington Trust Corporation	WL	DE	52
Yardville National Bancorp	YANB	NJ	24

The results of Ryan Beck’s comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended June 30, 2005, and the market valuation multiples are based on market prices as of September 2, 2005. The capital ratios for the Company reflect the closing of the Summit Financial Corporation acquisition which closed on July 1, 2005.

	First Citizens Bancorporation, Inc. (1)		Peer Median (1)		First Citizens Bancorporation, Inc. Percentile Rank (2)
Capitalization
Total Assets (000s)	$4,991,346		$4,381,364		67%
Total Deposits (000s)	4,131,255		2,977,517		81%
Total Shareholders’ Equity (000s)	389,018		342,852		52%
Total Equity / Assets*	7.34%		9.43%		11%
Tangible Equity / Tangible Assets*	4.72		6.62		4%
Leverage Ratio*	6.92		8.09		15%
Tier I Capital / Risk-Adj Assets*	8.86		11.03		11%
Total Capital / Risk-Adj Assets*	12.44		12.25		59%

Asset Quality
Non-Performing Loans / Loans	0.32		0.37		65%
Loan Loss Reserves / NPLs	425.87		311.93		67%
Loan Loss Reserves/ Loans	1.36		1.16		74%
Non-Performing Assets / Assets	0.25		0.30		59%
Non-Performing Assets / Equity	3.16		3.22		54%

Loan & Deposit Composition
Total Loans / Total Assets	66.23		65.04		59%
Total Loans / Deposits	80.02		94.27		22%
1-4 Family Loans / Total Loans	50.66		33.01		96%
5+ Family Loans / Total Loans	0.29		2.21		4%
Construction & Developmental Loans / Total Loans	4.80		9.80		30%
Other Real Estate Loans / Total Loans	16.93		25.04		11%
Real Estate Loans/Total Loans	72.68		72.86		48%
Consumer Loans / Total Loans	15.48		6.79		78%
Commercial Loans / Total Loans	7.16		13.34		11%
Non-Interest Bearing Deposits/Total Deposits	18.28		16.06		70%
Transaction Accounts/Total Deposits	67.45		60.81		81%
Total CD’s/Total Deposits	32.55		39.19		19%
Time Deposits > $100,000 / Total Deposits	6.55		12.32		11%

Performance
Return on Average Assets	0.89		1.20		11%
Return on Average Equity	11.23		13.76		26%
Net Interest Margin	3.79		3.87		37%
Non Interest Income / Average Assets	1.20		1.33		48%
Non Interest Expense/Avg Assets	3.25		2.80		22%
Efficiency Ratio	65.44		57.69		11%

Growth Rates
Asset Growth	12.00		6.78		67%
Loan Growth Rate	8.49		9.48		33%
Deposit Growth Rate	9.00		7.12		56%
Revenue Growth Rate	3.13		11.97		4%

Market Statistics
Stock Price at September 2, 2005	$572.00
Price / LTM EPS	12.46	x	15.95	x
Price / 2005E EPS	11.70		15.20
Price / Book Value*	133.24%		209.38%
Price / Tangible Book Value*	214.10		275.18
Market Capitalization ($M)	$514.18		$713.66
Dividend Yield	0.24%		2.91%
Insider Ownership	45.29		8.08
LTM Average Daily Volume (actual)	72		45,474
Weekly Volume / Shares Outstanding	0.04%		0.80%

(1)	For the 12 months ended June 30, 2005.
(2)	The highest rank is 100% (from largest to smallest or best performer to worst in category).
*	Pro forma for the Summit Financial Corporation acquisition.

Ryan Beck ranked the overall performance of the Company to that of the peer group and concluded that the Company ranked at the 27.3 percentile based on the following eight balance sheet and financial performance measures: tangible equity to assets, revenue growth, loan loss reserves to non-performing loans, non-performing assets to assets, return on average assets, return on average equity, net interest margin and efficiency ratio. Below is a chart summarizing the percentile rankings.

	Tg. Equity / Assets (%)*	Revenue Growth (%)	Reserves / NPLs (%)	NPA’s/ Assets (%)
FCBN Percentile	3.7%	3.7%	66.6%	59.3%

	LTM ROAA (%)	LTM ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)
FCBN Percentile	11.1%	25.9%	37.0%	11.2%
Average Percentile Rank				27.3%

*	Pro forma for the Summit Financial Corporation acquisition.

Ryan Beck noted that the Company was larger than the peer group with approximately $5.0 billion in assets compared to peer group median of $4.4 billion. The Company had equity capital of $389.0 million compared to $342.9 million for the peer group. Equity to assets for the Company was 7.34% compared to 9.43% for the peer median. Tangible equity to tangible assets was 4.72% for the Company compared to 6.62% for the peer median. Tier 1 capital to risk-adjusted assets was lower at 8.86% compared to the peer median of 11.03%. Total capital to risk-adjusted assets for the Company was 12.44% compared to 12.25% for the peer group.

Ryan Beck noted that the Company’s loan portfolio represented 66.23% of its assets, slightly higher than the peer group median of 65.04%. Ryan Beck also noted the following about the Company:

•	Its commercial real estate loans, including construction and development and multi-family loans, accounted for 22.02% of the Company’s total loan portfolio versus 37.05% for the median of the peer group.

•	Its 1-4 family residential loans represented 50.66% of total loans, higher than the peer median of 33.01%.

•	Its consumer loans represented 15.48% of total loans, higher than the peer median of 6.79%, while commercial & industrial loans, at 7.16% of total loans, represented a smaller portion of the Company’s total loan portfolio than that of the peer group, which had a median of 13.34%.

•	Its level of transaction account deposits at 67.45% of total deposits was higher than the peer group median of 60.81%. The Company’s non-interest bearing deposits to total deposits at 18.28% was also higher than the peer group median of 16.06%.

Ryan Beck also noted the Company’s asset quality as measured by non-performing loans to total loans and non-performing assets to total assets (0.32% and 0.25%, respectively) was slightly better than the peer group medians (0.37% and 0.30%, respectively). The Company’s ratio of reserves to non-performing loans of 425.87% was above the peer median of 311.93%, and its loan loss reserves as a percentage of total loans of 1.36% was higher than the peer median of 1.16%.

Additionally, Ryan Beck noted the following:

•	The latest twelve month performance of the Company as measured by return on average assets and return on average equity (0.89% and 11.23%, respectively) was lower than the peer group median (1.20% and 13.76%, respectively).

•	The Company’s net interest margin at 3.79% was lower than the peer median of 3.87%.

•	The Company’s non-interest income to average assets ratio at 1.20% was lower than the peer median of 1.33%. The Company’s efficiency ratio (65.44%) was higher than the peer group median of 57.69%, and accordingly, the Company’s non-interest expense as a percentage of average assets of 3.25%, was higher than the peer group median of 2.80%.

•	The Company’s asset and deposit growth rates over the past twelve months of 12.00% and 9.00%, respectively, were higher than the peer median asset and deposit growth rates of 6.78% and 7.12%, respectively. The Company’s loan growth over the same period (8.49%) was below the peer median growth rate of 9.48%. Revenue grew 3.13% compared to the peer median of 11.97%.

Lastly, Ryan Beck noted that the Company is not traded on a major exchange and accordingly, Ryan Beck did not compare the percentile rankings of the Company’s pricing ratios to the peer ratios.

The following table displays Ryan Beck’s determination of the range of implied trading values of the Company based upon the peer group trading multiples and the Company’s valuation indicators:

	LTM EPS		2005E EPS		Tangible Book Value		Average
First Citizens Bancorporation, Inc.	$45.90		$48.87	^	$267.16	*
Peer Group Mulitples @ 27.3 Percentile	15.41	x	14.89	x	2.42	x
Implied Value Per Share	$707.32		$727.57		$647.87		$694.25

^	Per management.
*	Pro forma for the Summit Financial Corporation acquisition.

Ryan Beck noted that the Company’s overall financial performance ranked at the 27.3 percentile of the peer group. Ryan Beck believes that the average of the implied values based on the price to latest twelve months earnings per share, price to 2005E earnings per share and price to tangible book value per share at the 27.3 percentile more accurately reflects the estimated trading value of the Company, given its overall financial performance.

This analysis is intended to estimate the fair market value of the Company’s common stock. Ryan Beck noted that the average of the implied values derived from the peer group was $694.25.

No company used in the Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value is identical to the Company. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Ryan Beck estimated the present value of the future cash flow stream that the Company could produce in perpetuity.

As a basis for performing this analysis, Ryan Beck utilized 2005 – 2009 earnings per share and asset growth rate estimates for the Company, which were based on projections provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of the Company. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share the Company’s common stock values, Ryan Beck utilized several assumptions that, in its judgment, it considered appropriate, relating to the discount rates, terminal year multiples and tangible equity to tangible asset ratios. To arrive at an appropriate discount rate, Ryan Beck utilized the historical return on average equity range of the banking industry resulting in a range of 12.0% to 14.0%. The terminal year price to earnings multiples, based on historical trading multiples of the banking industry, ranged from 13.0x to 15.0x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates).

The discounted cash flow analysis produced the range of net present values per share of the Company’s common stock illustrated in the chart below:

Discount Rate:		12.00%	13.00%	14.00%
Terminal Year	13.00	$636.10	$609.66	$584.58
Multiple of	14.00	$674.98	$646.79	$620.05
Earnings	15.00	$713.86	$683.92	$655.51

This analysis is intended to estimate the fair market value of the Company’s common stock. Ryan Beck noted that the estimated value of the Company based on the midpoint value is $646.79.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of the Company’s common stock. The discounted cash flow analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including earnings projections, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Summary of Fair Market Value Analyses. Ryan Beck estimated the fair market value of the Company’s common stock by averaging the values derived from the Analysis of Recent Trading Activity, Analysis of Selected Publicly Traded Companies and Determination of Implied Trading Value and the midpoint value of the Discounted Cash Flow Analysis. The average of the three values produced a fair market value of the Company’s common stock of $637.68 per share. The following table summarizes the fair market value of the Company.

Estimated Fair Market Value Per Share
Recent Market Value	$572.00
Peer Group Analysis	$694.25
Discounted Cash Flow Analysis	$646.79
Average Fair Market Value	$637.68

Premium Analysis.    The purpose of the premium is to eliminate the minority share discount in the fair market value. In determining the premium valuation, Ryan Beck used two methodologies: A premium range of 10%-20% above the Company’s fair market value and a discounted cash flow analysis with a premium incorporated.

Premium Valuation.    Based upon historical analysis and experience, Ryan Beck concluded that premium valuations generally ranged from 10.0% to 20.0% over the fair market value of the common stock of a company. To determine the premium values for the Company, Ryan Beck applied the range to the Company’s fair market value of $637.68. The table below presents the fair market value with a premium of 10%, 15% and 20%, respectively.

	Premium Over Fair Market Value
	10%	15%	20%
Fair Market Value—$637.68	$701.45	$733.33	$765.22

Premium Valuation—Discounted Cash Flow Analysis.    To incorporate a premium in the Discounted Cash Flow Analysis, Ryan Beck made the following assumptions:

•	Changed the terminal year multiple range from 13.0x to 15.0x to 15.5x to 17.5x, representing a 16.7%-19.2% premium to the historical multiple range. Increasing the terminal year multiple results in a higher valuation and provides a premium.

•	All other assumptions previously discussed remained the same.

The discounted cash flow analysis incorporating a premium produced the range of values per share of the Company’s common stock illustrated in the chart below:

Discount Rate:		12.00%	13.00%	14.00%
Terminal Year	15.50	$733.30	$702.48	$673.25
Multiple of	16.50	$772.18	$739.61	$708.72
Earnings	17.50	$811.06	$776.74	$744.18

Summary of Premium Valuation and Discounted Cash Flow Analysis. Ryan Beck determined that an equal weighting for each valuation methodology was appropriate. Based upon the Premium Valuation and Premium Valuation—Discounted Cash Flow Analysis, Ryan Beck believes that the fair value price range of the repurchased shares should be $700.00 to $770.00. Listed below are the implied values per share determined by the analyses.

	Premium Over Fair Market Value
	10%	15%	20%
Fair Market Value—$637.68	$701.45	$733.33	$765.22

	Low	Midpoint	High
Discounted Cash Flow Analysis	$673.25	$739.61	$811.06

Comparison of Fair Value Price.    Ryan Beck’s fair value price range of $700.00 to $770.00 per share represents a 9.8% and 20.8% premium, respectively, to the estimated fair market value price of the Company’s common stock of $637.68 per share. The $735.00 per share value chosen by the Company’s board of directors represents a 15.3% premium to the fair market value price.

Financial Impact Analysis.    In order to measure the impact of the Transaction on the Company’s operating results, financial condition and capital ratios, Ryan Beck analyzed the pro forma effects of the Transaction on 2005 and 2006 operating results (assuming the Transaction had been completed on September 30, 2005). In performing this analysis, Ryan Beck utilized the June 30, 2005, balance sheet (adjusted for the Summit Financial Corporation acquisition which closed on July 1, 2005), the income statement data for the latest twelve months ended June 30, 2005, and relied on certain assumptions provided by the management of the Company relating to earnings projections, as well as the structure and costs associated with the Transaction. The Company estimated the cost savings related to the Transaction to be $1.3 million pre-tax.

Based on the $700.00 to $770.00 per share fair value range, the following table highlights the expected pro forma impact on the Company. The actual results achieved may vary materially from the projected results.

	$700.00	$770.00
2005 Estimated EPS Accretion	1.06%	1.04%
2006 Estimated EPS Accretion	4.29%	4.19%
Book Value Dilution	2.22%	2.79%
Tangible Book Value Dilution	5.67%	6.57%
Leverage Ratio	6.44%	6.40%

Conclusion

Ryan Beck, in its valuation report, provided the board of directors of the Company with a fair value range for the Transaction of $700.00 to $770.00 per share. The board of directors decided to offer $735.00 per share to all shareholders affected by the Transaction. Noting that the $735.00 per share price offered falls in the fair value range of $700.00 to $770.00 per share and considering all other relevant factors, Ryan Beck gave the Company’s board of directors its opinion that the $735.00 per share price offered by the Company pursuant to the Transaction is fair from a financial point of view to the Company’s shareholders who will be partially or fully cashed-out as a result of the Transaction.

With regard to Ryan Beck’s services in connection with the Company’s de-registration, the Company paid Ryan Beck a retainer of $25,000. Upon delivery of the valuation report and the opinion, Ryan Beck will receive a fee of $50,000. The Company has agreed to reimburse Ryan Beck for reasonable out-of-pocket expenses. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses and shall not, in the aggregate, exceed $10,000 without the prior consent of the Company. The Company has agreed to indemnify Ryan Beck against certain liabilities, including certain liabilities under federal securities laws.

Ryan Beck has not had a prior investment banking relationship with the Company. Ryan Beck’s research department does not provide published investment analysis on the Company. Ryan Beck does act as a market maker in the Company’s common stock. In the ordinary course of Ryan Beck’s business as a broker-dealer, Ryan Beck may execute trades of the equity securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INFORMATION REGARDING THE

SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at the special meeting of the Company’s shareholders. The special meeting will be held at              p.m. on                     , 2005, in the third floor Board Room of the First Citizens Service Center located at 1314 Park Street, Columbia, South Carolina.

Record Date and Mailing Date

The close of business on                     , 2005 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about                     , 2005.

Number of Voting Shares Outstanding

As of the close of business on the record date, our voting securities consisted of (1)              shares of voting common stock, (2)              outstanding shares of $50 par value preferred stock (which includes              shares of Series A,              shares of Series B, and              shares of Series F, preferred stock), (3)             outstanding shares of $20 par value Series C preferred stock, and (4)              outstanding shares of no par value Series G preferred stock. Each outstanding share of our voting securities is entitled to one vote, without distinction as to class or series, on all matters presented at the meeting.

Purpose of the Special Meeting

The purpose of the special meeting is for shareholders to vote on the Plan, which provides for the merger of Interim with and into the Company, with the Company surviving the merger and the holders of 170 or fewer shares of the voting common stock of the Company receiving $735.00 in cash in exchange for each of their shares of such stock. See “—Description Of The Plan” for a description of the terms of the Plan. The full text of the Plan is set forth in Appendix A to the enclosed proxy statement. The Reorganization is designed to take the Company private by reducing its number of voting common stock shareholders of record below 300.

Dissenters’ Rights

Shareholders are entitled to dissenters’ rights in connection with the Plan. See “Description of the Plan—Dissenters’ Rights”.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to the Company’s Corporate Secretary, at 1225 Lady Street, Columbia, South Carolina 29201, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of voting stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of the Plan requires the affirmative vote of two-thirds of the votes entitled to be cast on the Plan. On September 30, 2005, the Company’s directors, executive officers and other affiliates beneficially owned, directly or indirectly, 615,280 shares of voting stock, representing approximately 66.43% of the Company’s voting stock as of that date. Each of the directors, executive officers and other affiliates (other than North State Trustees) has indicated that he or she intends to vote his or her shares in favor of the Plan.

Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter.

Abstentions.    A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes.    Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in the broker’s own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in the their own discretion with respect to the proposal to approve the Plan. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal properly brought before the meeting.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and the Company will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of voting stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

DESCRIPTION OF THE PLAN

The Reorganization

Parties to the Merger.

First Citizens Bancorporation, Inc.    The Company was incorporated in South Carolina in 1982 and became a bank holding company by acquiring all of the common stock of First Citizens, a South Carolina bank headquartered in Columbia, South Carolina. As of June 30, 2005, the Company had $4.99 billion in consolidated assets, $4.13 billion in consolidated deposits and $389.02 million in consolidated stockholders’ equity.

The Company operates through its two bank subsidiaries, First Citizens and Exchange. First Citizens offers a complete array of commercial and retail banking services through its 160 offices throughout South Carolina and eastern Georgia. Exchange provides traditional commercial and consumer banking services through its four branches in Williamsburg and Georgetown counties in South Carolina.

FCB Interim Corporation.     Interim is a newly formed South Carolina corporation, organized solely for the purpose of facilitating the Reorganization. Interim will merge with and into the Company and will cease to exist after the Reorganization. Interim has no significant assets, liabilities or shareholders’ equity, and has conducted no business activities other than those incidental to its formation, the execution of the merger agreement and assistance in preparing various Securities and Exchange Commission filings related to the Reorganization. The principal executive offices of Interim are located at 1225 Lady Street, Columbia, South Carolina 29201.

Structure of the Reorganization.    The Plan provides for the merger of Interim with and into the Company, with the Company surviving the merger. In the Reorganization, shareholders, other than directors, owning 170 or fewer shares of the Company’s voting common stock will receive $735.00 in cash for each share that they own on the effective date of the Reorganization. All outstanding shares of Interim will be cancelled in the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization. The directors and executive officers of the Company after the Reorganization will be the same as the directors and executive officers of the Company immediately prior to the Reorganization.

Effect on Shareholders.    A shareholder, other than a director, who owns 170 or fewer shares of the Company’s voting common stock “of record” will receive $735.00 per share in cash in the Reorganization, while a record holder of more than 170 shares will be unaffected. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. As a result, a single shareholder with more than 170 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 170 or fewer shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing more than 170 shares, or acquire additional shares in the market prior to the effective date of the Reorganization. Shares represented by multiple certificates which are held in a single record holder’s name will be aggregated in determining the total number of shares held by the particular record holder.

Additionally, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control or beneficial ownership of the shares. As a result, shareholders that hold shares through a broker who holds an aggregate of more than 170 shares will not be entitled to receive cash for their shares regardless of the number of shares beneficially owned by the individual shareholders. Any shareholder who holds 170 or fewer shares in street name who would like to ensure that he or she will receive cash may transfer his or her shares out of street name to his or her individual name.

Legal Effectiveness.    The Reorganization will be effective upon filing of the articles or certificate of merger with the South Carolina Secretary of State. As soon as practicable after shareholder approval of the Plan, we will file articles or a certificate of merger with the South Carolina Secretary of State and will send a Letter of Transmittal to all record holders of the Company’s common stock who are entitled to receive cash in the Reorganization. We anticipate that this will occur in the fourth quarter of 2005 or first quarter of 2006.

On the effective date of the Reorganization, each shareholder who owns 170 or fewer shares of record immediately prior to the Reorganization will not have any rights as a shareholder of the Company and will have only the right to receive cash as provided under the Plan.

The Plan provides that the Company’s Board of Directors can decline to proceed with the Reorganization at any time before it becomes effective if the board deems it inadvisable to consummate the Reorganization.

Exchange of Stock Certificates for Cash.    The Letter of Transmittal will provide the means by which shareholders will surrender their stock certificates of the Company and obtain the cash to which they are entitled. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying the Company and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. If certificates evidencing voting common stock of the Company have been lost or destroyed, the Company may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to the Company in lieu of the lost or destroyed certificate. Shareholders whose certificates have been lost or destroyed should contact the Company. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. The Company will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reorganization. Do not send in your stock certificate(s) until you have received the Letter of Transmittal. Assuming you submit your stock certificate(s) promptly thereafter, we expect that you will receive your cash payment within approximately four weeks after the effective date of the Reorganization.

Conditions and Regulatory Approvals.    Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration.    The Company’s voting common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that the Company has fewer than 300 shareholders of record for its voting common stock. Upon the completion of the Reorganization, the Company will have approximately 224 voting common stock shareholders of record. We intend to apply for termination of the registration of the Company’s voting common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to the Company. Furthermore, the Company’s affiliates may be deprived of the ability to dispose of their common stock of the Company under Rule 144 promulgated under the Securities Act of 1933.

We estimate that termination of the registration of the Company’s stock under the Securities Exchange Act will save the Company over $1.34 million per year in legal, accounting, printing, personnel and other expenses per year. See “Special Factors—Effects of the Reorganization on the Company”.

Source of Funds and Expenses

We estimate that approximately $21.75 million will be required to pay for the shares of the Company’s voting common stock exchanged for cash in the Reorganization. Additionally, the Company will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

SEC filing fees	$4,351
Legal fees	50,000
Financial advisory fees	75,000
Printing and mailing costs	15,000
Accounting and other fees	5,649

Total	$150,000

The Company intends to finance the cash amount to be paid to shareholders and the expenses related to the Reorganization with cash on hand. Accordingly, we anticipate we will have funds available at the effective time of the Reorganization to pay shareholders entitled to receive cash for their shares of the Company’s common stock.

Dissenters’ Rights

Pursuant to the provisions of the South Carolina Code, the Company’s shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. In the case of voting common stock, this value may be more or less than the $735.00 per share that we are paying in the Reorganization. Holders of the Company’s stock who fulfill the requirements described below will be entitled to assert dissenters’ rights.

Pursuant to the provisions of Sections 33-13-101 et seq. of the South Carolina Code, if the Reorganization is consummated, you must:

•	give to the Company, prior to the vote at the special meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of the Company’s stock (hereinafter referred to as “shares”) if the proposed action is effected;

•	not vote in favor of the Plan; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify the Company in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters’ rights.

Any written objection to the Plan satisfying the requirements discussed above should be addressed to First Citizens Bancorporation, Inc., 1225 Lady Street, Columbia, South Carolina 29201, Attention: Craig L. Nix, Chief Financial Officer.

If the shareholders of the Company approve the Plan at the special meeting, the Company must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfied the foregoing requirements. The Dissenters’ Notice must be sent within 10 days after the effective date of the Reorganization and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•	supply holders with a form for demanding payment that includes the date of the first announcement of the terms of the Plan and requires the holder (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

•	set a date by which the Company must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice) is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

•	be accompanied by a copy of Sections 33-13-101 et seq. of the South Carolina Code.

A record shareholder who receives the Dissenters’ Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3) of the South Carolina Code and deposit such holder’s certificates in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Reorganization. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under Sections 33-13-101 et seq. of the South Carolina Code.

Except as described below, the Company must upon the effective date of the Reorganization, or upon receipt of a payment demand, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount the Company estimates to be the fair value of the shares, plus accrued interest from the effective date of the Plan. The Company’s offer of payment under Section 33-13-250 of the South Carolina Code must be accompanied by:

•	recent financial statements of the Company;

•	the Company’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand additional payment under the South Carolina Code; and

•	a copy of Sections 33-13-101 et seq. of the South Carolina Code.

If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, the Company must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. The Company must send a new Dissenters’ Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 33-13-280 of the South Carolina Code provides that a dissenting shareholder may notify the Company in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate (less any payment made under the procedure described above), if:

•	he or she believes that the amount paid by the Company is less than the fair value of his or her shares or that the Company has calculated incorrectly the interest due;

•	the Company fails to make payment under Section 33-13-250 within 60 days after the date set for demanding payment; or

•	the Company, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 33-13-280 unless he or she notifies the Company of his or her demand in writing within 30 days after the Company makes or offers payment for his or her shares.

If a demand for payment under Section 33-13-280 remains unsettled, the Company must commence a nonjury equity valuation proceeding in the Court of Common Pleas of Richland County, South Carolina, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within those 60 days, the South Carolina Code requires the Company to pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Company is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the Company, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, capriciously, or not in good faith in demanding payment under Section 33-13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the Company if the court finds the Company did not substantially comply with the requirements of specified provisions of the South Carolina Code, or against either the Company or a dissenting shareholder if the court finds that such party acted arbitrarily, capriciously, or not in good faith with respect to the dissenters’ rights provided by the South Carolina Code.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against the Company, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce the statutory liability of the Company in the event the Company fails to commence an appraisal within the sixty day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters’ counsel against the corporation.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Chapter 13 of the South Carolina Business Corporation Act, included as Appendix B to this Proxy Statement. If you intend to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of the Company, except as may be required by the South Carolina Business Corporation Act, or to obtain legal counsel or appraisal services at the expense of the Company.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Special Factors—Federal Income Tax Consequences of the Reorganization.”

INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES

Directors and Executive Officers

Our Bylaws provide that our Board of Directors will consist of not less than 7 nor more than 28 members and authorize our board or shareholders to set and change the actual number of directors from time to time within those limits. The Board of Directors currently is set at 19 members and each director is elected each year at the Annual Meeting for terms of one year or until his or her respective successor has been duly elected and qualified. The following table sets forth for each director: (a) his or her name; (b) his or her age at September 30, 2005; (c) how long he or she has been a director of the Company; (d) his or her position(s) with the Company, if any; and (e) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the directors listed below is also a director of First Citizens. The address of each director and executive officer listed below is 1225 Lady Street, Columbia, South Carolina 29201, and the telephone number of each is (803) 733-3456.

Directors

NAME (AGE)	DIRECTOR SINCE	POSITION WITH THE COMPANY AND BUSINESS EXPERIENCE
Carmen Holding Ames (37)	1992	• Homemaker

Jim B. Apple (53)	1993	• First Citizens’ and our executive officer

Richard W. Blackmon (91)	1970	• Owner, Richard Blackmon Construction Co. (construction and land development)

Peter M. Bristow (39)	1999	• First Citizens’ and our executive officer

George H. Broadrick (83)	1972	• Retired President, First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company, Raleigh, NC

Walter C. Cottingham (72)	1999	• Veterinarian; owner, Cottingham Veterinary Hospital

David E. Dukes (47)	2001	• Attorney; managing partner, Nelson Mullins Riley & Scarborough, LLP (law firm)

M. Craig Garner, Jr. (57)	2004	• Attorney; shareholder, McNair Law Firm P.A. (law firm)

William E. Hancock, III (59)	1976	• President, Hancock Buick/BMW Company (auto dealer)

Robert B. Haynes (60)	1972	• Chairman, Vice President and Secretary, C. W. Haynes and Company, Inc. (mortgage banking and real estate)

Wycliffe E. Haynes (62)	1972	• Vice President and Treasurer, C. W. Haynes and Company, Inc. (mortgage banking and real estate)

Lewis M. Henderson (51)	1996	• Senior member, Henderson & Associates (certified public accountants) since 1999; previously, partner with Tourville, Simpson & Henderson (certified public accountants)

Frank B. Holding (76)	1970	• Executive Vice Chairman, First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company, Raleigh, NC

Kevin B. Marsh (50)	2004

•   Senior Vice President of Finance and Chief Financial Officer, SCANA Corporation (energy based holding company) since 1998; President and Chief Operating Officer, PSNC Energy (from 2001 to 2003) and, previously, Vice President of Finance and Chief Financial Officer (1996 to 1998) and Vice President of Finance (1992 to 1996)

Charles S. McLaurin, III (67)	2001

•   Retired; formerly employed by First Citizens from 1964 to 2004; served as Executive Vice President of First Citizens from 1995 to 2004; currently serves as consultant to and Vice Chairman of Exchange

N. Welch Morrisette, Jr. (84)	1970	• Retired attorney

NAME (AGE)	DIRECTOR SINCE	POSITION WITH THE COMPANY AND BUSINESS EXPERIENCE
E. Perry Palmer (70)	1993	• Owner, E. P. Palmer Corporation (funeral service)

William E. Sellars (81)	1970	• President, C. W. Haynes and Company, Inc. (mortgage banking and real estate)

Henry F. Sherrill (83)	1970	• Attorney; senior partner, Sherrill and Roof, LLP (law firm)

Tommy B. Wessinger (67)	2005	• Formerly Chairman and Chief Executive Officer at People’s Community Bank of South Carolina

The following table sets forth for each executive officer: (a) his or her name; (b) his or her age at September 30, 2005; (c) how long he or she has been an executive officer of the Company, and (d) his or her position with the Company or First Citizens. Our officers are compensated by First Citizens for their services.

Executive Officers

NAME (AGE)	OFFICER SINCE	POSITION
Jim B. Apple (53)	1998	• Chairman of the Board, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Citizens

F. Britt Borders (41)	2005

•   First Citizens’ Executive Vice President and Director of Wealth Management (since 2005); prior to his employment with First Citizens, served as Senior Vice President of Wealth Management for AmSouth Bank, Birmingham, Alabama (2002-2004) and Senior Vice President of Wealth Management for Bank of America (1986-2002).

Peter M. Bristow (39)	1997	• President and Chief Operating Officer of First Citizens

Sharon W. Bryant (44)	2000

•   First Citizens’ Executive Vice President (since 2002), Division Executive (since 2001), and Trust and Investor Services Director (since 2000); previously served as Senior Vice President (1999-2002) and Human Resources Director (1999-2000)

Charles D. Cook (62)	1992

•   The Company’s and First Citizens’ Corporate Secretary (since 2002); First Citizens’ Executive Vice President (since 2002); previously served as First Citizens’ Senior Vice President and Commercial Lending Director

Robert B. Frantz, Jr. (43)	2002

•   First Citizens’ Executive Vice President and Division Executive (since 2002); previously served as Senior Vice President and Division Executive (2001-2002) and Senior Vice President and Director of E-Banking (2000-2001); prior to his employment with First Citizens, served as Area Vice President for First-Citizens Bank & Trust Company, Raleigh, North Carolina (1994-2000)

Toby W. Goodlett (37)	2003

•   First Citizens’ Executive Vice President and Georgia Division Executive (since 2003); previously served as Senior Vice President and Mortgage Director (2000-2003); prior to his employment with First Citizens, served as Vice President and Production Manager for Carolina First Mortgage Company (1996-2000)

Jenny V. Gould (56)	2005

•   First Citizens’ Executive Vice President and Retail Banking Director (since 2005); prior to her employment with First Citizens, served as Regional Vice President for RBC Centura (2002-2005) and Vice President for RBC Royal Bank (1965-2002)

NAME (AGE)	OFFICER SINCE	POSITION
Marc H. Johnson (53)	2002

•   First Citizens’ Executive Vice President and Commercial Lending Director (since 2002); prior to his employment with First Citizens, served as South Carolina Risk Management Executive (1992-2002) for Bank of America

William A. Loadholdt (45)	2001	• Executive Vice President and Chief Information Officer of First Citizens

Craig L. Nix (34)	2001	• Executive Vice President and Chief Financial Officer of the Company

Jay D. Weir (47)	2002

•   The Company’s and First Citizens’ Executive Vice President and General Auditor (since 2004); Senior Vice President and General Auditor (2003-2004); Senior Vice President and Director of Internal Audit (since 2003); and Audit Services Director (since 2002); prior to his employment with First Citizens, served as Senior Vice President and Audit Director (1997-2001) for Wachovia Bank

Other Affiliates of the Company

NAME (AGE)	BUSINESS EXPERIENCE
Hope Holding Connell (42)	• Executive Vice President of First-Citizens Bank & Trust Company in Raleigh, North Carolina

Lewis R. Holding (77)	• Chairman and Chief Executive Officer of First Citizens BancShares, Inc and First-Citizens Bank & Trust Company in Raleigh, North Carolina

The North State Trustees are the trustees of two irrevocable grantor trusts with respect to which Carmen Holding Ames currently is the sole beneficiary.

During the past five years, none of the above directors, executive officers or above-named affiliates have been convicted in a criminal proceeding or have been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Stock Ownership by Affiliates

The following table sets forth the number and the percentage ownership of shares of the Company’s voting common stock beneficially owned by each director, executive officer, and 5% shareholder of the Company and by all directors and executive officers as a group as of September 30, 2005.

The table also sets forth the number and approximate percentage of shares of voting common stock of the Company that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming 29,594 shares are cashed out in the Reorganization and there are no changes in the named person’s ownership between September 30, 2005 and the effective date of the Reorganization.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power” which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

Name of Beneficial Owner	Amount and nature of beneficial ownership (1)		Percent Beneficial Ownership of Voting Common Stock (2)
			Before the reorganization	After the reorganization
Carmen Holding Ames	2,441	(3)	0.28%	0.29%
Jim B. Apple	8,613	(4)	1.00%	1.03%
Richard W. Blackmon	110		0.01%	0.01%
Peter M. Bristow	23,529	(5)	2.73%	2.82%
F. Britt Borders	-0-		—	—
George H. Broadrick	118		0.01%	0.01%
Sharon W. Bryant	12		*	*
Hope Holding Connell	56,134	(6)	6.51%	6.74%
Charles D. Cook	25		*	*
Walter C. Cottingham DVM	1,435	(7)	0.17%	0.17%
David E. Dukes	200		0.02%	0.02%
Robert B. Frantz, Jr.	15		*	*
M. Craig Garner, Jr.	5		*	*
Toby W. Goodlett	17		*	*
Jenny V. Gould	-0-		—	—
William E. Hancock III	4,644	(8)	0.54%	0.56%
Robert B. Haynes	26,487	(9)	3.07%	3.18%
Wycliffe E. Haynes	26,592	(10)	3.08%	3.19%
Lewis M. Henderson	5		*	*
Lewis R. Holding	191,682	(11)	22.22%	23.01%
Frank B. Holding	369,214	(12)	42.81%	44.33%
Marc H. Johnson	200		0.02%	0.02%
William A. Loadholdt	-0-		—	—
Kevin B. Marsh	2		*	*
Charles S. McLaurin III	114		0.01%	0.01%
N. Welch Morrisette, Jr.	118		0.01%	0.01%
Craig L. Nix	-0-		—	—
North State Trustees	53,886	(13)	6.25%	6.47%
E. Perry Palmer	800		0.09%	0.10%
William E. Sellars	26,547	(14)	3.08%	3.19%
Henry F. Sherrill	2,096		0.24%	0.25%
Jay D. Weir	-0-		—	—
Tommy B. Wessinger	2		*	*

Total for all directors and executive officers as a group	493,341		57.20%	59.23%

(1)	Except as otherwise noted, and to the best of our knowledge, each individual named and included in the group exercises sole voting and investment power with respect to all listed shares.
(2)	“Percent Beneficial Ownership of Voting Common Stock” reflects the listed shares as a percentage of the total number of outstanding shares of voting common stock. An asterisk indicates less than .01%.
(3)	The listed shares include shares held by an irrevocable grantor trust (the “1976 Trust”) with respect to which Carmen Holding Ames currently is the sole beneficiary. Ms. Ames has sole power to direct the voting, and shared power (with six trustees) to direct the disposition, of the 2,341 shares held by the 1976 Trust. Of the listed shares, 2, 341 shares are also shown as beneficially owned by the North State Trustees. All listed shares also are shown as beneficially owned by Mr. L. Holding.
(4)	Includes 8,076 shares held by our Pension Plan and with respect to which shares Mr. Apple may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. F. Holding.

(5)	Includes an aggregate of 4,251 shares of Voting Common Stock held by, or in trust for the benefit of, Mr. Bristow’s spouse, and with respect to which shares he disclaims beneficial ownership. All listed shares also are shown as beneficially owned by Mr. F. Holding.
(6)	Includes an aggregate of 4,668 shares of Voting Common Stock held by Ms. Connell’s spouse or by them as custodian for their children and with respect to which shares she disclaims beneficial ownership, and 35,000 shares held by a corporation which she may be deemed to control and with respect to which shares she may be deemed to exercise shared voting and investment power. Of the listed shares, 21,134 shares of Voting Common Stock are included in the shares shown as beneficially owned by Mr. F. Holding, and 35,000 shares of Voting Common Stock also are included in the shares shown as beneficially owned by Mr. L. Holding.
(7)	Includes 12 shares held by Dr. Cottingham jointly with his spouse and with respect to which shares he may be deemed to exercise shared voting and investment power.
(8)	Includes an aggregate of 2,836 shares held by two entities which Mr. Hancock may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power.
(9)	Includes 26,347 shares held by an entity that Mr. R. Haynes may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. W. Haynes and Mr. Sellars.
(10)	Includes 26,347 shares held by an entity that Mr. W. Haynes may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. R. Haynes and Mr. Sellars. Also includes 109 shares held by Mr. W. Haynes’ spouse and with respect to which shares he disclaims beneficial ownership.
(11)	Includes 82,393 shares of Voting Common Stock held by certain corporations and other entities which Mr. L. Holding may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power, and an aggregate of 11,286 shares of Voting Common Stock held by or in trust for Mr. Holding’s spouse and adult daughter and with respect to which shares he disclaims beneficial ownership. Of the listed shares, 35,000 shares of Voting Common Stock also are included in the shares shown as beneficially owned by Ms. Connell, 47,393 shares also are included in the shares shown as beneficially owned by Mr. F. Holding, and 2,341 shares also are included in the shares shown as beneficially owned by North State Trustees.
(12)	Includes an aggregate of 56,626 shares of Voting Common Stock held by certain corporations and other entities which Mr. F. Holding may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power, and an aggregate of 158,680 shares of Voting Common Stock, held by or in trust for Mr. Holding’s spouse, adult children and their spouses, and with respect to which shares he disclaims beneficial ownership. The listed shares include shares that also are shown as beneficially owned by other individuals in the table as follows: 21,134 shares of Voting Common Stock also shown as beneficially owned by Ms. Connell, 47,393 shares of Voting Common Stock also shown as beneficially owned by Mr. L. Holding; and 8,076 shares of Voting Common Stock also shown as beneficially owned by Mr. Apple.
(13)	Consists of shares held by two irrevocable grantor trusts (the “1976 Trust” and the “1990 Trust”) with respect to which Carmen Holding Ames currently is the sole beneficiary. Ms. Ames has sole power to direct the voting, and shared power (with the six trustees) to direct the disposition, of the 2,341 shares held by the 1976 Trust. The written agreement pertaining to the 1990 Trust provides that, in connection with their voting of the 51,545 shares held by that trust, the trustees will consult with the then current beneficiaries who are at least 40 years of age, but that the trustees will not be bound by the voting preference of any such beneficiary. The listed shares include 2,341 shares of Common Stock also shown as beneficially owned by Mr. L. Holding and Ms. Ames.
(14)	Includes 26,347 shares held by an entity that Mr. Sellars may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. R. Haynes and Mr. W. Haynes.

Recent Affiliate Transactions in Company Stock

The following table shows all transactions in Company voting common stock for which consideration was paid involving the Company and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. Unless otherwise indicated, each transaction listed was a private purchase from an unaffiliated shareholder. No executive officer, director or affiliate has sold any shares of the Company’s voting common stock during the past two years.

Name	Date	No. of Shares	Price per Share	Purchase/Sale
Ella Ann Holding *	7/6/2005	10	$550.00	Purchase
Holding Adult Child *	7/5/2005	20	$542.00	Purchase
Holding Adult Child *	7/5/2005	20	$545.00	Purchase
Ella Ann Holding *	7/5/2005	20	$550.00	Purchase
Ella Ann Holding *	7/1/2005	50	$540.00	Purchase
Ella Ann Holding *	6/29/2005	50	$550.00	Purchase
Holding Adult Child *	6/24/2005	250	$550.00	Purchase
Holding Adult Child *	6/23/2005	500	$535.00	Purchase
Ella Ann Holding *	6/15/2005	20	$550.00	Purchase
Ella Ann Holding *	6/10/2005	5	$545.00	Purchase
Ella Ann Holding *	6/9/2005	20	$545.00	Purchase
Holding Adult Child *	6/1/2005	15	$540.00	Purchase
Ella Ann Holding *	6/6/2005	400	$553.00	Purchase
Ella Ann Holding *	6/3/2005	10	$550.00	Purchase
Ella Ann Holding*	6/3/2005	10	$549.00	Purchase
Ella Ann Holding *	6/3/2005	30	$540.00	Purchase
Peter Bristow	6/1/2005	15	$540.00	Purchase
Ella Ann Holding *	5/25/2005	169	$551.00	Purchase
Ella Ann Holding *	5/6/2005	46	$535.00	Purchase
Ella Ann Holding *	5/2/2005	90	$535.00	Purchase
Ella Ann Holding *	5/2/2005	4	$530.00	Purchase
Holding Adult Child *	1/3/2005	79	$530.00	Purchase
Holding Adult Child *	1/3/2005	18	$530.00	Purchase
Marc H. Johnson	12/1/2004	200	$514.00	Purchase
Peter Bristow	12/1/2004	100	$514.00	Purchase
Peter Bristow	12/1/2004	30	$514.00	Purchase
Holding Adult Child *	12/1/2004	1,280	$514.00	Purchase
Ella Ann Holding *	12/1/2004	1,920	$514.00	Purchase
Frank B. Holding	11/12/2004	1,500	$495.00	Purchase
Ella Ann Holding *	11/2/2004	70	$505.00	Purchase
Ella Ann Holding *	11/1/2004	20	$509.00	Purchase
William E. Hancock	10/8/2004	138	$508.04	Purchase
William E. Hancock	10/5/2004	56	$510.89	Purchase
Ella Ann Holding *	10/27/2004	1,058	$521.00	Purchase
Peter Bristow	9/29/2004	4	$508.00	Purchase
William E. Hancock	9/28/2004	24	$509.25	Purchase
William E. Hancock	9/15/2004	20	$509.30	Purchase
William E. Hancock	9/14/2004	10	$508.60	Purchase
William E. Hancock	9/14/2004	53	$508.11	Purchase
William E. Hancock	9/9/2004	7	$509.85	Purchase
Ella Ann Holding *	9/8/2004	10	$510.00	Purchase
Ella Ann Holding *	9/7/2004	10	$510.00	Purchase
William E. Hancock	9/3/2004	3	$511.00	Purchase
William E. Hancock	9/3/2004	20	$509.30	Purchase
Charles D. Cook	9/2/2004	1	$509.00	Purchase
William E. Hancock	9/2/2004	70	$509.08	Purchase
Ella Ann Holding *	8/30/2004	10	$513.00	Purchase
Ella Ann Holding *	8/30/2004	13	$510.00	Purchase
Ella Ann Holding *	8/27/2004	10	$513.00	Purchase
Ella Ann Holding *	8/27/2004	30	$515.00	Purchase
Frank B. Holding	8/10/2004	215	$516.00	Purchase
Frank B. Holding	7/1/2004	50	$520.00	Purchase
Ella Ann Holding *	6/16/2004	100	$515.00	Purchase
Frank B. Holding	6/8/2004	85	$514.00	Purchase

Name	Date	No. of Shares	Price per Share	Purchase/Sale
Sharon W. Bryant	6/1/2004	10	$500.00	Purchase
Frank B. Holding	6/1/2004	210	$513.00	Purchase
Holding Adult Child *	6/1/2004	141	$515.00	Purchase
Holding Adult Child *	5/28/2004	30	$519.00	Purchase
Ella Ann Holding *	5/25/2004	80	$512.00	Purchase
Ella Ann Holding *	5/25/2004	20	$514.00	Purchase
Ella Ann Holding *	5/21/2004	280	$511.00	Purchase
Ella Ann Holding *	5/21/2004	60	$515.00	Purchase
Frank B. Holding	5/19/2004	187	$515.00	Purchase
Holding Adult Child *	5/19/2004	100	$515.00	Purchase
Frank B. Holding	5/18/2004	643	$520.00	Purchase
William E. Hancock	5/18/04	400	$522.01	Purchase
William E. Hancock	5/13/2004	14	$508.10	Purchase
Peter Bristow	4/7/2004	105	$530.00	Purchase
Jim B. Apple	4/7/2004	30	$530.00	Purchase
Ella Ann Holding *	4/7/2004	149	$530.00	Purchase
Holding Adult Child *	3/21/2004	20	$535.00	Purchase
Peter Bristow	3/17/2004	54	$530.00	Purchase
David G. Barnett	11/25/2003	10	$472.00	Purchase
Holding Adult Child *	1/1/2004	46	$475.00	Purchase
Ella Ann Holding *	11/11/2003	68	$470.00	Purchase
David E. Dukes	10/7/2003	60	$445.00	Purchase
Holding Adult Child *	10/7/2003	11	$439.00	Purchase
David E. Dukes	10/6/2003	40	$440.00	Purchase

*	Shares are beneficially owned by Frank B. Holding.

Stock Purchases by the Company

The following table shows all transactions during the last two years in which the Company has repurchased its voting common stock.

Date	No. of Shares	Price Per Share
10/2/2003	140	439.00
11/12/2003	200	475.00
11/19/2003	75	475.00
1/7/2004	114	490.00
1/8/2004	14	490.00
1/8/2004	40	500.00
2/9/2004	1,068	540.00
2/25/2004	15	540.00
2/25/2004	20	540.00
3/2/2004	1	540.00
5/25/2004	156	515.00
6/4/2004	50	509.00
6/7/2004	173	535.00
6/7/2004	827	512.00
6/15/2004	40	515.00
6/15/2004	154	535.00
6/16/2004	702	515.00
6/22/2004	156	515.00
7/6/2004	50	520.00

Date	No. of Shares	Price Per Share
7/7/2004	954	520.00
8/3/2004	503	505.00
8/9/2004	34	516.00
8/9/2004	65	506.00
8/9/2004	171	518.00
8/10/2004	500	516.00
8/17/2004	500	517.00
8/18/2004	190	517.00
9/8/2004	70	507.00

Market for Common Stock and Dividends

Although our voting common stock is traded on the Nasdaq over-the-counter bulletin board, there is only a limited trading market for our stock, and we do not expect that an active market for the Company’s stock will develop after the Reorganization. We will not take any steps to cause the shares of the Company’ stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and the Company will not be required to file reports under the Securities Exchange Act. However, after the Reorganization, we plan to take steps that will enable our voting common stock to continue to be traded on the Nasdaq over-the-counter bulletin board. Also, we anticipate that various local brokers will continue to quote our stock on the “Pink Sheets”.

The following table shows the quarterly high and low closing prices for our voting common stock for the periods indicated as reported on the Nasdaq over-the-counter bulletin board. The prices reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter	High	Low
2005
Third	$685.00	$542.00
Second	$570.00	$520.00
First	$570.00	$520.00

2004
Fourth	$550.00	$492.00
Third	$530.00	$501.00
Second	$555.00	$489.00
First	$560.00	$490.00

2003
Fourth	$525.00	$435.00
Third	$447.00	$405.00
Second	$406.50	$387.00
First	$394.00	$383.60

The following table shows the quarterly dividends paid on our voting common stock during 2003, 2004 and for the first two quarters of 2005:

2005		2004				2003
Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
$0.35	$0.35	$0.35	$0.35	$0.35	$0.35	$0.35	$0.35	$0.25	$0.25

Description of Capital Stock

Pursuant to the Plan, the articles of incorporation of the Company will be the articles of incorporation of the surviving corporation. The surviving corporation’s authorized capital will consist of: 2,000,000 shares of voting common stock having a par value of $5.00 each; 1,000,000 shares of Non-Voting Common Stock having a par value of $5.00 each; 68,968 shares of preferred stock having a par value of $50.00 each, and consisting of 10,000 shares of Series “A”

Cumulative Preferred Stock, 15,000 shares of Series “B” Cumulative Preferred Stock, 8,000 shares of Series “D” Cumulative Preferred Stock, and 35,968 shares of Series “F” Cumulative Preferred Stock; 8,077 shares of preferred stock having a par value of $20.00 each and consisting of 8,077 shares of Series “C” Cumulative Preferred Stock; and 5,000,000 shares of preferred stock without par value, designated as No-Par Preferred Stock and consisting of 590 shares of Series “E” Cumulative Preferred Stock, 11,659 shares of Series “G” Cumulative Preferred Stock, and 4,987,751 shares of such No-Par Cumulative Preferred Stock not presently established as one or more series. The Board of Directors of the Company has the authority to establish from such No Par shares one or more series and to fix and determine the relative rights and preferences of shares of any series so established.

As of September 30, 2005, 862,505 shares of voting common stock were issued and outstanding and were held of record by approximately 994 shareholders. We estimate that the number of shares of the Company’s voting common stock outstanding after the Reorganization will be approximately 832,911. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash.

The rights of the Company’s shareholders are governed by the South Carolina Business Corporation Act and the Company’s articles of incorporation and bylaws. The provisions of the South Carolina Business Corporation Act require approval of a merger by the holders of two-thirds (2/3) of the outstanding shares entitled to vote on the transaction.

Holders of shares of Series “A”, “B”, “C”, “F” and “G” preferred stock have voting rights. Each share of voting common stock and voting preferred stock is entitled to one vote on all matters on which stockholders vote. Holders of shares of non-voting common stock and non-voting preferred stock have no right to vote on any matter on which stockholders are entitled to vote except in such instances as South Carolina law may require that they vote as a class, in which event, holders of non-voting shares have one vote for each share. In all other respects, holders of non-voting common stock have the same rights, privileges and limitations (including lack of preemptive rights) as holders of voting common stock. Dividend rights of each series of preferred stock are cumulative, and upon liquidation, each preferred stockholder is entitled to payment of par value or call amount for each share owned before any distribution to holders of common stock. Under South Carolina law, the Company is authorized to pay dividends such as are declared by its Board of Directors subject to certain legal and regulatory restrictions.

The Company’s bylaws contain certain indemnification provisions that provide that present or former directors, officers, employees and agents of the Company (collectively, the “insiders”) will be indemnified against liability to the full extent and in the manner permitted by the South Carolina Business Corporation Act. The Company may also advance expenses to insiders with respect to any claim or proceeding covered by such indemnity.

The indemnification provisions of the bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against and incurred by him or her in such capacity, whether or not the Company would have had the power to indemnify against such liability.

The Company is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from the Company may be sought.

The Company’s articles of incorporation limit the personal liability of a director for monetary damages for any breach of duty as a director except for (i) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (ii) any breach of a director’s duty of loyalty to the Company or its shareholders; (iii) any transaction from which the director derived an improper personal benefit; or (iv) liability for unlawful distributions imposed under Section 33-8-330 of the 1976 South Carolina Code, as amended. This provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Other Matters

The board of directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter other than approval of the Plan should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. This discretionary authority will be utilized in compliance with Rule 14a-4 of the Securities Exchange Act. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

Proposals for 2006 Annual Meeting

Any proposal of a shareholder which is intended to be presented for action at our 2006 Annual Meeting must be received by us in writing at our main office in Columbia, South Carolina, no later than November 24, 2005, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares of a period of at least one year and continue to hold them through the date of the meeting. Until we complete the Reorganization, shareholders submitting proposals for inclusion in our proxy statement and the form of the proxy must comply with the proxy rules under the Securities Exchange Act.

Written notice of a shareholder proposal intended to be presented at our 2006 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by us at our main office in Columbia, South Carolina, no later than February 7, 2006, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical consolidated financial data is derived from, and qualified by reference to, the Company’s Consolidated Financial Statements and the Notes thereto included in its Annual Report to Shareholders for the year ended December 31, 2004 and in its Annual Report to Shareholders for the year ended December 31, 2003. You should read the selected financial data set forth below in conjunction with the foregoing consolidated financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the annual reports listed above.

	As of and for the year ended December 31,
	2004	2003	2002
	(in thousands, except share data)
Net interest income	$153,953	$149,301	$146,547
Provision for loan losses	698	9,843	10,068
Noninterest income	55,355	58,947	49,311
Noninterest expense	149,952	136,790	126,078
Income tax expense	21,949	21,732	20,664
Net income	$36,709	$39,883	$39,048

PER COMMON SHARE
Earnings per share—basic and diluted	$40.52	$43.78	$42.38
Cash dividends paid per common share	1.40	1.20	1.00
Book value	$407.54	$371.60	$329.67

AT YEAR END
Loans and leases, net	$3,124,197	$2,939,989	$2,415,396
Interest-earning assets	4,140,170	3,903,597	3,452,892
Assets	4,533,651	4,301,815	3,787,876
Deposits	3,848,373	3,714,577	3,276,008
Stockholders’ equity	$369,456	$339,583	$303,584
Common shares outstanding—voting and non-voting	898,914	905,481	911,244

AVERAGE BALANCES
Loans and leases, net	$3,034,383	$2,683,789	$2,307,716
Interest-earning assets	4,082,539	3,763,684	3,381,013
Assets	4,460,475	4,103,497	3,681,119
Deposits	3,800,548	3,532,131	3,120,497
Stockholders’ equity	$353,209	$321,971	$289,958
Weighted average shares outstanding—basic and diluted	901,791	907,770	917,426

KEY PERFORMANCE RATIOS
Return on average assets	0.82%	0.97%	1.06%
Return on average stockholders’ equity	10.39%	12.39%	13.47%
Net interest margin	3.79%	3.99%	4.37%
Dividend payout ratio	4.11%	2.95%	2.65%
Average equity to average assets	7.92%	7.85%	7.88%

	As of and for the six months ended June 30,
	2005	2004
	(in thousands, except share data)
Net interest income	$82,227	$75,148
Provision for loan losses	2,439	4,156
Noninterest income	28,871	28,739
Noninterest expense	75,605	74,339
Income tax expense	11,899	8,988
Net income	$21,155	$16,404

PER COMMON SHARE
Earnings per share—basic and diluted	$23.44	$18.05
Cash dividends paid per common share	0.70	0.70
Book value	$429.31	$379.98

AT PERIOD END
Loans and leases, net	$3,305,629	$3,052,840
Interest-earning assets	4,402,692	4,068,485
Assets	4,991,346	4,456,655
Deposits	4,131,255	3,790,092
Stockholders’ equity	$389,018	$345,831
Common shares outstanding—voting and non-voting	898,914	905,481

AVERAGE BALANCES
Loans and leases, net	$3,200,431	$2,983,888
Interest-earning assets	4,424,721	4,042,782
Assets	4,838,359	4,420,910
Deposits	4,053,502	3,792,192
Stockholders’ equity	$380,319	$348,195
Weighted average shares outstanding—basic and diluted	898,914	904,202

KEY PERFORMANCE RATIOS
Return on average assets	0.88%	0.75%
Return on average stockholders’ equity	11.22%	9.47%
Net interest margin	3.76%	3.76%
Dividend payout ratio	3.25%	4.97%
Average equity to average assets	7.86%	7.88%

PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of June 30, 2005 (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of earnings for the six months ended June 30, 2005 and for the year ended December 31, 2004 (the “Pro Forma Statements of Earnings”) show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at June 30, 2005, while the pro forma adjustments to the Pro Forma Statements of Earnings are computed as if the Reorganization were consummated on January 1, 2004, in the case of the Statement of Earnings for the year ended December 31, 2004, or January 1, 2005, in the case of the Statement of Earnings for the six months ended June 30, 2005. The following financial statements do not reflect any anticipated cost savings that may be realized by the Company after consummation of the Reorganization.

The pro forma information does not purport to represent what the Company’s results of operations actually would have been if the Reorganization had occurred on January 1, 2004.

FIRST CITIZENS BANCORPORATION, INC.

PRO FORMA CONDENSED BALANCE SHEET

JUNE 30, 2005

(UNAUDITED)

	As of June 30, 2005
		Pro Forma Adjustments
	Company	Debit		Credit			Pro Forma Combined

(Dollars in thousands, except share data)
Assets
Cash and due from banks	$192,982	$			$21,902	(1)	$171,080
Federal funds sold	118,222						118,222
Investment securities	978,841						978,841
Loans and leases, net	3,305,629						3,305,629
Allowance for loan losses	(45,100)						(45,100)
Premises and equipment, net	171,980						171,980
Other assets	268,792						268,792

Total assets	$4,991,346	$			$21,902		$4,969,444

Liabilities and Stockholders’ Equity
Deposits	$4,131,255	$		$			$4,131,255
Long-term debt	205,874						205,874
Other liabilities	265,199						265,199
Stockholders’ equity	389,018		21,902			(1)	367,116

Total liabilities and stockholders’ equity	$4,991,346		$21,902	$			$4,969,444

(1)	Represents use of cash to purchase 29,594 shares at $735.00 per share and expenses related to the repurchase of shares of $150,000.

FIRST CITIZENS BANCORPORATION, INC.

PRO FORMA CONDENSED STATEMENT OF EARNINGS

YEAR ENDED DECEMBER 31, 2004

(UNAUDITED)

	As of and for the year ended December 31, 2004
		Pro Forma Adjustments
(Dollars in thousands, except share data)	Company	Debit	Credit		Pro Forma Combined
Net interest income	$153,953	$816		$(1)	$153,137
Provision for loan losses	698				698
Noninterest income	55,355				55,355
Noninterest expense	149,952	150		(3)	150,102
Income tax expense	21,949		348	(2)	21,601

Net income	$36,709	$966	$348		$36,091

PER COMMON SHARE
Earnings per share—basic and diluted	$40.52				$41.19

Weighted average shares outstanding—basic and diluted	901,791				872,194

(1)	Represents cost of cash outlay at federal funds rate of 3.50%.
(2)	Represents estimated tax effect at 36%.
(3)	Represents expenses related to the repurchase of shares of $150,000.

FIRST CITIZENS BANCORPORATION, INC.

PRO FORMA CONDENSED STATEMENT OF EARNINGS

SIX MONTHS ENDED JUNE 30, 2005

(UNAUDITED)

	As of and for the six months ended June 30, 2005
		Pro Forma Adjustments
(Dollars in thousands, except share data)	Company	Debit	Credit		Pro Forma Combined
Net interest income	$82,227	$408		$(1)	$81,819
Provision for loan losses	2,439				2,439
Noninterest income	28,871				28,871
Noninterest expense	75,605	150		(3)	75,755
Income tax expense	11,899		201	(2)	11,698

Net income	$21,155	$558	$201		$20,798

PER COMMON SHARE
Earnings per share—basic and diluted	$23.44				$23.83

Weighted average shares outstanding—basic and diluted	898,914				869,321

(1)	Represents cost of cash outlay at federal funds rate of 3.50%.
(2)	Represents estimated tax effect at 36%.
(3)	Represents expenses related to the repurchase of shares of $150,000.

FIRST CITIZENS BANCORPORATION, INC.

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(Unaudited)

(A)	The unaudited pro forma consolidated balance sheet as of June 30, 2005 has been prepared based on the historical consolidated balance sheet, which gives effect to the Reorganization as if it had occurred on June 30, 2005. The unaudited pro forma consolidated statements of earnings for the six months ended June 30, 2005 and the year ended December 31, 2004 have been prepared based on the historical consolidated statements of earnings, which give effect to the Reorganization as if it had occurred on January 1, 2005 and 2004, respectively.

(B)	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the periods presented have been included. Adjustments, if any, are normal and recurring in nature.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at 100 F Street, NE, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330 or via the SEC’s website at www.sec.gov.

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

Pursuant to the Securities Exchange Act, we currently filed annual and quarterly reports with the SEC. Our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to Section 13 of the Securities Exchange Act, includes financial statements and schedules and is incorporated herein by reference. Our most recent quarterly report on Form 10-Q for the six month period ended June 30, 2005, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules that are incorporated herein by reference. The Company’s 10-K was filed with the SEC on March 15, 2005, and its latest 10-Q was filed with the SEC on August 9, 2005. We undertake to deliver promptly, without charge, upon the written or oral request of any stockholder, a separate copy of our annual report on Form 10-K or our quarterly report on Form 10-Q. Requests should be submitted to Craig L. Nix, Executive Vice President and Chief Financial Officer, First Citizens Bancorporation, Inc., 1225 Lady Street, Columbia, South Carolina 29201.

This document incorporates by reference the documents listed below that the Company has filed previously with the SEC. They contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 15(d) of the Securities Exchange Act between the date of this document and the date of the Company’s special meeting.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors /s/ Jim B. Apple Jim B. Apple Chairman of the Board and President Columbia, South Carolina

October 14, 2005

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Plan of Reorganization”) is made and entered into as of the      day of             , 2005, by and between First Citizens Bancorporation, Inc. (“Bancorp”), a bank holding company organized under the laws of the State of South Carolina, and FCB Interim Corporation (“Interim”), a South Carolina corporation.

WITNESSETH

WHEREAS, Bancorp and Interim have determined that in order to effect a recapitalization of Bancorp resulting in the termination of its duties to file reports with the Securities and Exchange Commission, Bancorp should cause Interim to be organized as a South Carolina corporation for the sole purpose of merging with and into Bancorp, with Bancorp being the surviving corporation;

WHEREAS, the authorized capital stock of Bancorp consists of (i) 2,000,000 shares of Common Stock (“Bancorp Common Stock”), $5.00 par value, of which 862,505 shares are issued and outstanding; (ii) 1,000,000 shares of Non-Voting Common Stock, $5.00 par value, of which 36,409 shares are issued and outstanding; (iii) 68,968 shares of preferred stock, $50.00 par value, consisting of 10,000 shares of Series “A” Cumulative Preferred Stock of which 6,596 shares are issued and outstanding, 15,000 shares of Series “B” Cumulative Preferred Stock of which 11,810 shares are issued and outstanding, 8,000 shares of Series “D” Cumulative Preferred Stock of which -0- shares are issued and outstanding, and 35,968 shares of Series “F” Cumulative Preferred Stock of which 31,365 shares are issued and outstanding; (iv) 8,077 shares of preferred stock, $20.00 par value, consisting of 8,077 shares of Series “C” Cumulative Preferred Stock of which 5,838 shares are issued and outstanding; and (v) 5,000,000 shares of preferred stock, no par value, designated as No-Par Preferred Stock and consisting of 590 shares of Series “E” Cumulative Preferred Stock of which 498 shares are issued and outstanding, 11,659 shares of Series “G” Cumulative Preferred Stock of which 8,113 shares are issued and outstanding, and 4,987,751 shares not presently established as one or more series of which -0- shares are issued and outstanding;

WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock (“Interim Common Stock”), $0.01 par value, of which 100 shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of Bancorp and Interim deem it advisable and in the best interests of Bancorp and Interim and their respective shareholders that Interim be merged with and into Bancorp;

WHEREAS, the respective Boards of Directors of Bancorp and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Bancorp and Interim for their approval; and

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bancorp Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:

SECTION 1

REORGANIZATION

Pursuant to the applicable provisions of South Carolina law, Interim shall be merged with and into Bancorp (the “Reorganization”). Bancorp shall be the survivor of the merger (the “Surviving Corporation”).

SECTION 2

EFFECTIVE DATE OF THE REORGANIZATION

The merger of Interim with and into Bancorp shall be effective as of the date (the “Effective Date”) specified in the articles or certificate of merger relating to the Reorganization as filed with the South Carolina Secretary of State, or if no date is specified, on the filing date of such articles or certificate of merger.

SECTION 3

LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT

On the Effective Date:

(a) The principal office of the Surviving Corporation shall be located at 1225 Lady Street, Columbia, South Carolina 29201, or such other location where Bancorp is located on the Effective Date of the Reorganization.

(b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Bancorp as are in effect on the Effective Date of the Reorganization.

(c) The directors and officers of the Surviving Corporation shall be the directors and officers of Bancorp on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the applicable provisions of the Articles and Bylaws of the Surviving Corporation.

SECTION 4

EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES

(a) As of the Effective Date of the Reorganization, the existence of Bancorp shall continue in the Surviving Corporation.

(b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Bancorp and Interim.

(c) As of the Effective Date of the Reorganization, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Bancorp or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

(d) No liability of Bancorp or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Bancorp or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against Bancorp or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Bancorp or Interim.

SECTION 5

EFFECT OF MERGER ON INTERIM SHAREHOLDERS

Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.

SECTION 6

MANNER AND BASIS OF CONVERTING SHARES

OF BANCORP COMMON STOCK

(a) Conversion of Shares.    The shares of Bancorp Common Stock that are outstanding on the Effective Date of the Reorganization, excluding those shares of Bancorp Common Stock held by shareholders who have perfected dissenters’ rights of appraisal under the applicable provisions of South Carolina law (the “Dissenters’ Rights Provisions”), shall be converted or retained as follows:

(1) Each share of Bancorp Common Stock held of record (as defined in Rule 12g5-1 under the Securities Exchange Act of 1934, as amended (“Rule 12g5-1”)) by a shareholder who is the record holder of 170 or fewer shares of Bancorp Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $735.00 per share of Bancorp Common Stock.

(2) Each share of Bancorp Common Stock held of record (as defined in Rule 12g5-1) by a shareholder who is the holder of more than 170 shares of Bancorp Common Stock shall remain outstanding and held by such shareholder.

(3) Notwithstanding the foregoing, shares of Bancorp Common Stock held by any Director of Bancorp shall remain outstanding and shall be unaffected by this Plan of Reorganization.

(4) All authorized and outstanding shares of all other classes and series of Bancorp capital stock shall remain authorized and outstanding and shall be unaffected by this Plan of Reorganization.

(5) All treasury stock held by Bancorp shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

(b) Failure to Surrender Bancorp Common Stock Certificates.    As of the Effective Date of the Reorganization, stock certificates held by Bancorp shareholders whose shares have been converted pursuant to Sections 6(a)(1) above will represent solely the right to receive the cash to which the shareholder is entitled. Until a Bancorp shareholder receiving cash in the Reorganization surrenders his or her Bancorp Common Stock certificate or certificates to Bancorp (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Bancorp’s usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Bancorp Common Stock certificate entitles the shareholder to receive.

SECTION 7

ACQUISITION OF DISSENTERS’ STOCK

Bancorp shall pay to any shareholder of Bancorp who complies fully with the Dissenters’ Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Bancorp Common Stock. The shares of Bancorp Common Stock so acquired shall be cancelled.

SECTION 8

FURTHER ACTIONS

From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Bancorp shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.

SECTION 9

CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION

This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

(a) Approval of the Plan of Reorganization by the shareholders of each of Bancorp and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent’s articles of incorporation, bylaws and other governing instruments;

(b) The number of shares held by persons who have perfected dissenters’ rights of appraisal pursuant to the Dissenters’ Rights Provisions shall not be deemed by the Board of Directors of Bancorp to make consummation of this Plan of Reorganization inadvisable;

(c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Bancorp and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Bancorp prior to the Reorganization.

SECTION 10

TERMINATION

In the event that:

(a) The number of shares of Interim Common Stock or Bancorp Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Bancorp;

(b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

(c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Bancorp;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Bancorp, Interim, or their directors, officers, employees, agents or shareholders.

SECTION 11

AMENDMENT; WAIVER

(a) At any time before or after approval and adoption hereof by the respective shareholders of Bancorp and Interim, this Plan of Reorganization may be amended by written agreement by Bancorp and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Bancorp and Interim, no amendment reducing the consideration payable to Bancorp shareholders shall be valid without having been approved by the Bancorp shareholders in the manner required for approval of this Plan of Reorganization.

(b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

SECTION 12

BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW

This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of South Carolina.

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.

FIRST CITIZENS BANCORPORATION, INC.

By:	/s/ Jim B. Apple

Name:	Jim B. Apple

Title:	President and CEO

ATTEST:

/s/ Charles D. Cook

Name:	Charles Cook

FCB INTERIM CORPORATION

By:	/s/ Jim B. Apple

Name:	Jim B. Apple

Title:	President

ATTEST:

/s/ Craig L. Nix

Name:	Craig Nix

APPENDIX B

CHAPTER 13 OF THE

SOUTH CAROLINA BUSINESS CORPORATION ACT

CHAPTER 13.

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

APPENDIX C

OPINION OF INDEPENDENT

FINANCIAL ADVISOR

September 13, 2005

The Board of Directors

First Citizens Bancorporation, Inc.

1225 Lady Street

Columbia, SC 29201

Members of the Board:

You have requested our opinion as investment bankers as to the fairness from a financial point of view of the share price offered by First Citizens Bancorporation, Inc., (“First Citizens”) to its shareholders who will be cashed-out as a result of the cash-out merger to be effected as part of the plan to de-register the common stock (the “Shares”) of First Citizens from the Securities and Exchange Commission (the “SEC”). All data used in our analysis is as of June 30, 2005 (“Valuation Date”). You have requested that, in rendering this opinion, we consider among other things, the historical financial performance of First Citizens.

Ryan Beck & Co. (“Ryan Beck”) is engaged in the business of providing certain professional consulting services and as a customary part of its investment banking business engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the fair value of the shares as of the Valuation Date, we have met with members of senior management of First Citizens to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed certain publicly available information in connection with the valuation, including but not limited to the following: (i) First Citizens’ Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, First Citizens’ Quarterly Report on Form 10-Q for the periods ended June 30, 2005 and March 31, 2005, as well as First Citizens’ Proxy Statements dated March 24, 2005 and March 22, 2004; (ii) Stock prices and trading volumes of First Citizens common stock over the last twelve months; (iii) certain operating and financial information provided to Ryan Beck by the management of First Citizens relating to its business and prospects; and (iv) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to First Citizens. We also conducted or reviewed such other studies, analyses, inquiries and examinations, as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by First Citizens or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of First Citizens as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefor) provided to us. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheet of First Citizens at June 30, 2005, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of First Citizens, nor have we reviewed any individual loan files of First Citizens or its subsidiary.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors, as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of First Citizens as an independent contractor to act as financial advisor to First Citizens with respect to the fairness, from a financial point of view, of the per share price offered to its shareholders who will be partially or fully cashed-out as a result of the cash-out merger to be effected as part of the plan to de-register from the SEC. We will receive a fee for our services. Ryan Beck has not had a prior investment banking

C-1

First Citizens Bancorporation, Inc. September 13, 2005 Page 2 of 2

relationship with First Citizens. Ryan Beck’s research department does not provide published investment analysis on First Citizens. Ryan Beck does act as a market maker in First Citizens common stock. In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of First Citizens for our own account and the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

Our opinion is directed to the Board of Directors of First Citizens for their use in valuing First Citizens common stock. We have not considered, nor are we expressing any opinion herein with respect to the price at which First Citizens common stock will trade subsequent to the cash-out merger and de-registration from the SEC. Our opinion may not be quoted, used or circulated for any other purpose without our prior written consent, except for inclusion in the proxy statement issued by First Citizens relating to the cash-out merger described in this opinion.

Based upon and subject to the foregoing, it is our opinion as investment bankers that the $735.00 share price offered by First Citizens is fair from a financial point of view.

Very truly yours,

/s/ Ryan Beck & Co., Inc.
Ryan Beck & Co., Inc.

C-2

Do not send stock certificates to the Company for exchange at this time. If the Reorganization is approved, the Company will send you a transmittal letter with instructions on exchanging your stock certificate(s) for any cash payment due to you.

PROXY

FIRST CITIZENS BANCORPORATION, INC.

SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby constitutes and appoints Jim B. Apple, Peter M. Bristow and Charles D. Cook, or any of them, as proxies, each with full power of substitution, to vote the number of shares of voting stock of First Citizens Bancorporation, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on                     , 2005, at the First Citizens Service Center located at 1314 Park Street, Columbia, South Carolina              at              p.m. local time, and at any adjournment or postponement thereof (the “Special Meeting”) upon the proposal described in the Proxy Statement and the Notice of the Special Meeting of Shareholders, dated                     , 2005, the receipt of which is acknowledged in the manner specified below.

1.	To vote on an Agreement and Plan of Reorganization (the “Plan”) providing for the merger of FCB Interim Corporation with and into the Company, with the Company surviving the merger and the holders of 170 or fewer shares of the Company’s voting common stock receiving $735.00 in cash in exchange for each of their shares of such stock.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In the discretion of the proxies on such other matters that are unknown to the Company’s board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special Meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO THE COMPANY’S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Do not send stock certificates to the Company for exchange at this time. If the Reorganization is approved, the Company will send you a transmittal letter with instructions on exchanging your stock certificate(s) for any cash payment due to you.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2005

Signature

Signature if held jointly

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE

REVOKED PRIOR TO ITS EXERCISE.

Optional: I              do                           do not plan to attend the Special Meeting.